    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996

                                                      REGISTRATION NO. 333-12547
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                      INTELLIQUEST INFORMATION GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Delaware                         8732                        74-2671492
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
             OF                 CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
      INCORPORATION OR
        ORGANIZATION)

                      1250 Capital of Texas Highway South
                            Building Two, Plaza One
                              Austin, Texas 78746
                                 (512) 329-0808

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                James Schellhase
              Chief Operating Officer and Chief Financial Officer
                      IntelliQuest Information Group, Inc.
                      1250 Capital of Texas Highway South
                            Building Two, Plaza One
                              Austin, Texas 78746
                                 (512) 329-0808

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

       Allen L. Morgan, Esq.                 Larry A. Barden, Esq.
     Christopher F. Boyd, Esq.               Robert W. Kadlec, Esq.
     Jeffrey D. Cattalini, Esq.              Thomas S. Finke, Esq.
  Wilson Sonsini Goodrich & Rosati            Jon A. Ballis, Esq.
      Professional Corporation                  Sidley & Austin
         650 Page Mill Road                 One First National Plaza
    Palo Alto, California 94304                    Suite 4400
                                            Chicago, Illinois 60603

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      INTELLIQUEST INFORMATION GROUP, INC.

                            ------------------------

                             CROSS-REFERENCE SHEET
         PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING LOCATION IN
            PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

ITEM NUMBER AND HEADING IN
FORM S-1 REGISTRATION STATEMENT                                                    LOCATION IN PROSPECTUS
-------------------------------------------------------------------  --------------------------------------------------
       1.  Forepart of the Registration Statement and Outside Front
            Cover Page of Prospectus...............................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.............................................  Inside Front Cover Page; Outside Back Cover Page
       3.  Summary Information, Risk Factors and Ratio of Earnings
            to Fixed Charges.......................................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds.........................................  Use of Proceeds
       5.  Determination of Offering Price.........................  Outside Front Cover Page; Underwriting
       6.  Dilution................................................  Not Applicable
       7.  Selling Security Holders................................  Principal and Selling Stockholders
       8.  Plan of Distribution....................................  Outside and Inside Front Cover Pages; Underwriting
       9.  Description of Securities to be Registered..............  Prospectus Summary; Capitalization; Description of
                                                                      Capital Stock
      10.  Interests of Named Experts and Counsel..................  Not Applicable
      11.  Information with Respect to the Registrant..............  Outside and Inside Front Cover Pages; Prospectus
                                                                      Summary; Risk Factors; Use of Proceeds; Dividend
                                                                      Policy; Capitalization; Selected Consolidated
                                                                      Financial Data; Management's Discussion and
                                                                      Analysis of Financial Condition and Results of
                                                                      Operations; Business; Management; Certain
                                                                      Transactions; Principal and Selling Stockholders;
                                                                      Description of Capital Stock; Shares Eligible for
                                                                      Future Sale; Legal Matters; Experts; Consolidated
                                                                      Financial Statements
      12.  Disclosure of Commission Position on Indemnification for
            Securities Act Liabilities.............................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                   Filed Pursuant to Rule 424(a)
                                                      Registration No. 333-12547

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1996


PROSPECTUS

                                2,881,000 SHARES

                              [INTELLIQUEST LOGO]
                                  COMMON STOCK

    Of the 2,881,000 shares of Common Stock offered hereby, 1,000,000 are being sold by IntelliQuest Information Group, Inc. (the "Company") and 1,881,000 are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

    The Common Stock offered hereby is quoted on the Nasdaq National Market under the symbol "IQST." On September 25, 1996, the last reported sale price of the Common Stock was $25.50. See "Price Range of Common Stock."

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                             ---------------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
   AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES  COMMISSION   NOR
      HAS   THE   SECURITIES  AND   EXCHANGE   COMMISSION  OR   ANY  STATE
        SECURITIES   COMMISSION    PASSED   UPON    THE   ACCURACY    OR
             ADEQUACY   OF  THIS   PROSPECTUS.  ANY  REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               PROCEEDS TO
                             PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                              PUBLIC         DISCOUNT(1)      COMPANY(2)      STOCKHOLDERS
Per Share...............         $                $                $                $
Total(3)................         $                $                $                $

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the  offering payable by the Company  estimated
    at $       .

(3) Certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 432,150 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to
    Selling  Stockholders will be $            , $            and $            ,
    respectively.

    The Common Stock is offered by the several Underwriters when, as and if delivered to and accepted by them and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates for the
Common Stock will be made on or about            , 1996.

WILLIAM BLAIR & COMPANY                            ROBERTSON, STEPHENS & COMPANY

                THE DATE OF THIS PROSPECTUS IS            , 1996

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.
                            ------------------------

    IntelliQuest, the IntelliQuest logo and the names of products offered by IntelliQuest are trademarks or registered trademarks of IntelliQuest. All other trademarks or service marks appearing in this Prospectus are trademarks or registered trademarks of the respective companies that utilize them.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND OTHER SELLING GROUP MEMBERS, IF ANY, OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. IN MAY 1996, THE COMPANY ACQUIRED INTELLIQUEST COMMUNICATIONS, INC. ("INTELLIQUEST COMMUNICATIONS," FORMERLY KNOWN AS PIPELINE COMMUNICATIONS, INC.) IN A TRANSACTION ACCOUNTED FOR AS A POOLING OF INTERESTS. AS SUCH, THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO HAVE BEEN RESTATED TO INCLUDE THE OPERATING RESULTS AND FINANCIAL CONDITION OF INTELLIQUEST COMMUNICATIONS FOR EACH OF THE PERIODS AND AT EACH OF THE DATES PRESENTED. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S EXPECTATIONS REGARDING ITS FUTURE FINANCIAL CONDITION AND OPERATING RESULTS, PRODUCT DEVELOPMENT, BUSINESS AND GROWTH STRATEGY, MARKET CONDITIONS AND COMPETITIVE ENVIRONMENT. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    IntelliQuest Information Group, Inc. ("IntelliQuest" or the "Company") is a leading provider of quantitative marketing information to technology companies. IntelliQuest supplies customers with timely, objective, accurate and cost-effective information about technology markets, customers and products on both a subscription basis and a proprietary project basis. The Company uses its proprietary databases and software to help technology companies track product performance and customer satisfaction, measure advertising effectiveness, assess brand strength and competitive position, determine price sensitivity, and evaluate new products, markets or other business opportunities. The Company also licenses custom proprietary software applications and associated services to technology manufacturers for customer registration.

    Since its founding in 1985, IntelliQuest has focused on meeting the specialized market research needs of technology companies and publishers who market to technology advertisers. The Company believes that its ability to cost-effectively provide consistent information regarding both domestic and international technology markets differentiates it from its competitors and enhances the Company's ability to capitalize on the trend among multinational technology vendors to seek worldwide market research. The Company has established relationships with over 55 technology companies and with numerous leading publishers who market to technology advertisers.

    The Company focuses on providing renewable subscription-based and proprietary products as well as one-time research services. In 1995, 84.7% of the Company's total revenues were generated from the sale of renewable products and services. Due to the strategic value of IntelliQuest's products and services, its innovative use of proprietary technology to collect and analyze information and the Company's reputation for excellent customer service, the Company averaged dollar-weighted renewals for subscription-based products of 84% over the three year period from 1993 through 1995. Eight of the Company's ten largest customers in 1994 were also among its ten largest customers in 1995.

    The Company has made substantial investments in proprietary technology for survey administration, data collection and data analysis. IntelliQuest was a pioneer in the use of disk-based interactive survey techniques, which are used to gather information from technology purchasers and users. The Company has made a substantial investment in ReplyDisk, its proprietary survey software, which allows the Company to easily create customized interactive, graphical and multi-media survey applications. The Company has also used the ReplyDisk platform to create off-the-shelf survey software applications. The Company is currently developing NetQuest, which will allow the Company to administer interactive surveys on the Internet.

    While the Company incurred net losses in each of 1993 and 1994, it recorded a net profit in 1995 and has improved operating margins over the past three years by leveraging fixed annual investments in subscription-based products over an increasing subscriber base. The Company has also invested in data collection technologies and panel recruitment to further lower cost of revenues as a percentage of total sales. In 1995, the Company's operating income as a percentage of revenues increased to 6.0%, based on revenues of $19.1 million and operating income of $1.1 million, compared to an operating loss as a percentage of revenues of 5.0% in 1992, based on $3.9 million in revenues and an operating loss of $196,000.

    The Company's growth strategy is to (i) leverage its expertise and reputation to expand its presence among other business units of existing customers and to capture a portion of the growth in such customers' market research budgets; (ii) extend its product and service offering to new customers within both the Company's current target markets and new target markets such as data communications, on-line services and interactive new media; (iii) expand its recently introduced Internet-based research tools and information services such as Web site surveys and a survey to measure Internet and on-line service usage among technology purchase influencers; (iv) expand marketing services, such as database marketing, associated with electronic customer registration;
(v) expand international market research capabilities to meet the demand for consistent worldwide market research; and (vi) pursue strategic business acquisitions of companies that provide products or services not offered by the Company, have strategic customer relationships, are located in attractive geographic locations or have proprietary technologies.

RECENT DEVELOPMENTS

    In May 1996, the Company acquired IntelliQuest Communications, which resulted in IntelliQuest Communications becoming a wholly-owned subsidiary of the Company. IntelliQuest Communications is a leading provider of electronic customer registration and marketing services for a number of leading computer hardware, software and peripheral companies. IntelliQuest Communications has developed a proprietary frame relay network that allows electronic customer registration from over 90 countries and 400 cities worldwide as well as registration via Internet Web sites. The Company's acquisition of IntelliQuest Communications enables the Company to expand its offering of electronic customer registration products.

    In connection with the acquisition, the Company issued 562,500 shares of Common Stock in exchange for all of the outstanding shares of common stock and outstanding options and warrants of IntelliQuest Communications. The acquisition was accounted for as a pooling of interests and, accordingly, all financial information in this Prospectus has been restated to give effect to the acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto.

                                  THE OFFERING

Shares Offered by the Company...............................  1,000,000
Shares Offered by the Selling Stockholders..................  1,881,000
Shares Outstanding Immediately After the Offering...........  8,068,708(1)
Use of Proceeds.............................................  For general corporate purposes, including working
                                                              capital and potential
                                                              acquisitions of complementary
                                                              businesses, products or
                                                              technologies.
Nasdaq National Market Symbol...............................  IQST

------------------------
(1) Based on the number of shares outstanding as of August 31, 1996. Excludes 331,094 shares of Common Stock issuable upon the exercise of options outstanding as of August 31, 1996.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                  -----------------------------------------------------  --------------------
                                                    1991       1992       1993       1994       1995       1995       1996
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Renewable subscription-based products.......  $     555  $   1,120  $   2,055  $   6,157  $   8,064  $   2,216  $   3,234
    Renewable proprietary products..............         --      1,118      2,055      4,185      8,120      3,150      3,915
    Proprietary project research................      1,650      1,684      2,039      3,647      2,930      1,653      1,617
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues............................      2,205      3,922      6,149     13,989     19,114      7,019      8,766
  Operating income (loss).......................       (149)      (196)      (916)      (274)     1,140        184        279
  Net income (loss).............................       (148)      (200)      (935)      (289)       565         46        381
Pro forma information:
  Net income per share (1)......................                                              $    0.10  $    0.01  $    0.06
  Weighted average number of common and common
   equivalent shares outstanding (1)............                                                  5,526      5,512      6,482

                                                                                                JUNE 30, 1996
                                                                                          --------------------------
                                                                                           ACTUAL    AS ADJUSTED (2)
                                                                                          ---------  ---------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital.......................................................................  $  27,620     $  51,468
  Total assets..........................................................................     35,520        59,368
  Total debt............................................................................     --            --
  Common stockholders' equity...........................................................     29,648        53,496

------------------------------
(1) Pro forma information assumed conversion of the Company's redeemable convertible preferred stock into 1,853,046 shares of Common Stock and the exercise of outstanding warrants to purchase 264,480 shares of Common Stock, which conversion and exercise occurred in connection with the Company's initial public offering in March 1996. See Note 3 to Consolidated Financial Statements.

(2) As adjusted to give effect to the sale of the 1,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $25.50 per share and the application of the net proceeds to the Company therefrom. See "Use of Proceeds."


    The Company's preliminary results for the third quarter of 1996 are set forth in the table below.



                                                                                              THREE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                             --------------------
                                                                                               1995       1996
                                                                                             ---------  ---------
Revenues:
  Renewable subscription-based products....................................................  $   4,068  $   4,640
  Renewable proprietary products...........................................................      2,137      3,273
  Proprietary project research.............................................................        647      1,123
                                                                                             ---------  ---------
    Total revenues.........................................................................      6,852      9,036
Operating income...........................................................................        644      1,302
Net income.................................................................................        348      1,060
Pro forma and actual information:
  Net income per share (1).................................................................  $     .06  $     .14
  Weighted average number of common and common equivalent shares outstanding (1)...........      5,540      7,228


------------------------------

(1) Pro forma information assumed conversion of the Company's redeemable convertible preferred stock into 1,853,046 shares of Common Stock and the exercise of outstanding warrants to purchase 264,480 shares of Common
     Stock, which conversion and exercise occurred in connection with the Company's initial public offering in March 1996.

                                  *    *    *    *

    The Company was founded in 1985 and reincorporated in Delaware in March 1996. The principal office of the Company is located at 1250 Capital of Texas Highway South, Building Two, Plaza One, Austin, Texas 78746; its telephone number is (512) 329-0808 and its World Wide Web address is http:// www.intelliquest.com. Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus. As used in this Prospectus, the terms "IntelliQuest" and the "Company" refer to IntelliQuest Information Group, Inc., a Delaware corporation, its predecessor, its subsidiaries, IntelliQuest Communications, Inc., a Georgia corporation (formerly known as Pipeline Communications, Inc.), and IntelliQuest, Inc., a Texas corporation, and the latter's sole subsidiary, IntelliQuest, Ltd., a U.K. corporation.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING
STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S EXPECTATIONS REGARDING ITS FUTURE FINANCIAL CONDITION AND OPERATING RESULTS, PRODUCT DEVELOPMENT, BUSINESS AND GROWTH STRATEGY, MARKET CONDITIONS AND COMPETITIVE ENVIRONMENT. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

    RELIANCE ON KEY CUSTOMERS; TECHNOLOGY INDUSTRY CONSOLIDATION. The Company has relied on a limited number of key customers for the majority of its revenues. The Company's 10 largest customers in 1994 and 1995 generated 63.7% and 60.5%, respectively, of the Company's revenues in each of those periods. In 1995, the Company's two largest customers, Microsoft and IBM, each accounted for 10% or more of the Company's revenues and together accounted for 25.6% of revenues. The Company expects that these two customers will each account for 10% or more of revenues in 1996 as well. Substantially all of the Company's subscriptions and customer contracts are renewable annually at the option of the Company's customers, although no obligation to renew exists and a customer generally has no minimum purchase commitments thereunder. In addition, there is significant consolidation of companies in the technology industries served by the Company, a trend which the Company believes will continue. Consolidation among the Company's top customers could adversely affect aggregate customer budgets for the Company's products and services. No assurances can be given that the Company will maintain its existing customer base or that it will be able to attract new customers. The loss of one or more of the Company's large customers or a significant reduction in business from such customers, regardless of the reason, would have a material adverse effect on the Company. See "Business -- Customers" and "-- Sales and Marketing."

    DEPENDENCE ON SUBSCRIPTION AND CONTRACT RENEWALS. In 1995, 84.7% of the Company's revenues were derived from subscriptions to the Company's renewable subscription-based products and contracts for renewable proprietary products. The Company expects that a material portion of its revenues for the foreseeable future will continue to be derived from such subscriptions and contracts.
Substantially all such subscriptions and customer contracts are renewable annually at the option of the Company's customers, although no obligation to renew exists and a customer generally has no minimum purchase commitments thereunder. To the extent that customers fail to renew or defer their renewals from the quarter anticipated by the Company, the Company's quarterly results may be materially adversely affected. The Company's ability to secure renewals is dependent upon, among other things, its ability to deliver consistent, high-quality and timely data. In addition, the marketing and market research activities of the Company's customers are dependent on the timing of their new product introductions, size of marketing budgets, operating performance, industry and economic conditions and changes in management or ownership. As a result of such factors, there can be no assurance that the Company will be able to maintain its historically high renewal rates. Any material decline in renewal rates from such levels would have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

    FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY. The Company's operating results in any particular fiscal period have fluctuated in the past and will likely fluctuate significantly in the future due to various factors. Substantially all revenues and expenses attributable to the Company's Computer Industry Media Study ("CIMS") product for a particular year are recognized when the final study is usually completed and delivered, usually in the third quarter of that year. Delay in delivering the final study in any given year could postpone recognition of such revenues and expenses until the fourth quarter of such year, which would materially affect operating results for such third and fourth quarters. Furthermore, all costs related to CIMS are included in cost of revenues and none are allocated to sales, general and administrative costs, which tends to reduce the Company's third quarter gross margin below that of other quarters. Many of the Company's customers operate in industry segments that are becoming increasingly seasonal as technology vendors have increased their focus on consumer markets, with sales in the fourth calendar quarter constituting a growing portion of the annual sales of such customers. This may translate into seasonal demand for the Company's products, particularly the customer registration products. In addition, the Company's operating results may fluctuate as a result of a variety of other factors, including the timing of orders from customers, the size and timing of orders for customer registration products, response rates on customer registration products, delays in development and customer acceptance of custom software applications, product or panel development expenses, new product or service introductions or announcements by the Company or its competitors, levels of market acceptance for new products and services, the hiring and training of additional staff and customer demand for market research, as well as general economic conditions. Because a significant portion of the Company's overhead is fixed in the short term and because spending commitments must be made in advance of revenue commitments by customers, the Company's results of operations may be materially adversely affected in any particular quarter if revenues fall below the Company's expectations. These factors, among others, make it likely that in some future quarter the Company's operating results may be below the expectations of securities analysts and investors, which would have a material adverse effect on the market price of the Company's Common Stock. The Company's complete operating results for the third quarter of 1996 are not yet available and there can be no assurance that these results will meet the expectations of securities analysts. Any failure to do so could have a material adverse effect on the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    COMPETITION. Overall, the technology-focused market research industry is highly competitive. The Company has traditionally competed directly with relatively small, local providers of survey-based technology-focused market research. The Company also competes directly with third party providers of customer registration software (such as KAO Infosystems Company) as well as vendors' own customer registration software. In addition, the Company competes indirectly with significant providers of (i) analyst-based, technology-focused market research (such as Gartner Group, Inc., META Group, Inc. and Forrester Research, Inc.); (ii) survey-based, general market research (such as A.C. Nielsen Company, NFO Research, Inc., Information Resources Inc. and The NPD Group, Inc.); and (iii) analyst-based, general business consulting. Although only a few of these competitors have to date offered survey-based, technology-focused market research that competes directly with the Company's products and services, many of these competitors have substantially greater financial, information gathering and marketing resources than the Company and could decide to increase their resource commitments to the Company's market.
Moreover, each of these companies currently competes indirectly, if not directly, for funds available within aggregate industry-wide market research budgets. There are few barriers to entry into the Company's market, and the Company expects increased competition in one or more market segments addressed by the Company, which could adversely affect the Company's operating results through pricing pressure, required increased marketing expenditures and loss of market share, among other factors. There can be no assurance that the Company will continue to compete successfully against existing or new competitors. See "Business -- Competition."

    RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCT INTRODUCTION. The Company's customers compete in markets characterized by rapid, continual technological change. The Company's success will depend in part upon its ability to anticipate and keep pace with rapidly changing technology and to add new products and services which address the increasingly sophisticated, rapidly changing and demanding needs of its customers and their evolving market strategies. In particular, the Company is expending significant resources to develop its proprietary customer registration products to take advantage of certain market opportunities. However, such software products may contain defects following customization or when new versions are released; the Company has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. In addition, the significant growth in the use of the World Wide Web (the "Web") portion of the Internet has created the opportunity to use the Internet as an information transmission medium. Accordingly, the Company is expending significant resources to develop Internet-based information collection tools. There can be no assurance, however, that the Company will be successful in developing and marketing, on a timely basis, these or other new or improved products and services that adequately and competitively address the needs of the marketplace. Any failure to continue to provide insightful and timely data in a manner that meets rapidly changing market needs could materially and adversely affect the Company's future operating results. See "Business -- Products and Services" and "-- Product Development and Technology."

    DATA COLLECTION RISKS. The Company currently collects information both telephonically and electronically. In addition, certain of the Company's new products and services involve the use of the Internet and commercial online services to gather information from end users for processing and sale to customers of the Company. A number of legislative initiatives exist domestically and abroad that seek to regulate the telephonic or electronic collection of data about persons. In addition, an increasing number of court cases have been brought seeking damages and injunctive relief for actions allegedly violating so-called "rights of privacy." The law in this area, both statutory and case law, is highly unsettled. No assurance can be given, therefore, that the Company will be allowed to continue to pursue existing or proposed new products and services. In addition, the Company's ability to provide timely and accurate market research to its customers depends on its ability to collect large quantities of high quality data through interviews, customer registrations, product satisfaction questionnaires and certain other surveys. If receptivity to the Company's customer registration, interview and survey methods by respondents declines, or for some other reason their willingness to complete and return surveys, registrations, or other information declines, or if the Company for any reason cannot rely on the integrity of the data it receives, it would reduce the quantity and/or quality of the data the Company seeks to disseminate and would have a material adverse effect on the Company's ability to market and sell its market research products and on its results of operations. See "Business -- Products and Services."

    RISKS RELATED TO CIMS. CIMS is one of the leading databases of media readership and viewership habits of both business and household technology purchase influencers in the United States. Because many advertisers use CIMS data as a key component in their media buying decisions and because many media companies use CIMS data to promote their media properties, such data can have a significant impact on advertiser demand for, and advertising rates charged by, such media properties. In the past, it has not been unusual for media companies with properties that have not performed well in the studies to be dissatisfied with the results of the studies or the manner in which such results have been used by their competitors. Furthermore, the Company recently revised data from a study that was inaccurate due to software defects, which it remedied and disclosed to its customers. Although neither media company dissatisfaction nor the inaccurate study has resulted in litigation against the Company, there can be no assurance that the Company will not face future litigation as a result of media company dissatisfaction with CIMS or the results thereof.

    MANAGEMENT OF GROWTH; POSSIBLE ACQUISITIONS. Since inception, the Company's growth has placed significant demands on the Company's management, administrative, operational and financial resources. In order to manage its growth, the Company will need to continue to implement and improve its operational, financial and management information systems and continue to expand, motivate and effectively manage an evolving and expanding workforce. If the Company's management is unable to effectively manage under such circumstances, the quality of the Company's products, its ability to retain key personnel and its results of operations could be materially adversely affected. Furthermore, there can be no assurance that the Company's business will continue to expand. The Company's growth could be adversely affected by reductions in customers' spending on market research or customer registration products, increased competition, possible pricing pressures and other general economic trends. Although market research expenditures by technology companies have increased in recent years as such companies have adopted certain marketing strategies traditionally utilized by consumer goods manufacturers, there can be no assurance that this trend will continue or that technology companies will continue to rely on externally-generated market research to enhance the marketing of their products.

    The Company hopes to achieve a portion of its future revenue growth, if any, through acquisitions of complementary businesses, products or technologies, although the Company currently has no commitments or agreements with respect to any such acquisition. As part of this strategy, the Company acquired IntelliQuest Communications, Inc. ("IntelliQuest Communications," formerly known as Pipeline Communications, Inc.) in May 1996. The Company's management has limited experience dealing with the issues of product, systems, personnel and business strategy integration posed by acquisitions, and no assurance can be given that the integration of the IntelliQuest Communications acquisition or any possible future acquisitions will be managed without a material adverse effect on the business of the Company. In addition, there can be no assurance that any possible future acquisition will not dilute the Company's earnings per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Growth Strategy."

    DEPENDENCE ON KEY PERSONNEL. The Company's future performance will depend to a significant extent upon the efforts and abilities of key personnel who have expertise in developing, interpreting and selling survey-based information for technology markets. Although customer relationships are managed at many levels in the Company, the loss of one or more of IntelliQuest's corporate officers or senior managers could have an adverse effect on the Company's business. The Company's success may also depend on its ability to hire, train and retain skilled personnel in all areas of its business. Competition for qualified personnel in the Company's industry is intense, and many of the companies with which the Company competes for qualified personnel have substantially greater financial and other resources than the Company. Furthermore, competition for qualified personnel can be expected to become more intense as competition in the Company's industry increases. There can be no assurance that the Company will be able to recruit, retain and motivate a sufficient number of qualified personnel to compete successfully.

    EXPANSION OF DIRECT SALES FORCE. The Company has historically relied on customer referrals, supplemented by its own sales and marketing efforts, to generate the majority of its revenue growth. Although the Company has a small number of dedicated account representatives, it only recently began to develop a formal sales management structure. As the Company develops new products and services targeted at broader-based market segments, it intends to continue to expand its sales force. The Company's plans for future growth may depend in part on, among other things, its unproven ability to hire, train, deploy, manage and retain an increasingly large direct sales force. There can be no assurance that the Company will be able to develop or manage such a sales force. See "Business -- Sales and Marketing."

    HISTORY OF NET LOSSES; UNCERTAIN PROFITABILITY. The Company incurred net losses in each year from 1991 through 1994 before recording a net profit in 1995. As of December 31, 1995, the Company had an accumulated deficit of approximately $3.2 million. In view of the Company's prior operating history, there can be no assurance that the Company will be able to maintain profitability on a quarterly or annual basis or that it will be able to sustain or increase its revenue growth in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    LIMITED PROTECTION OF PROPRIETARY SYSTEMS, SOFTWARE AND PROCEDURES. The Company's success is in part dependent upon its proprietary software technology, research methods, data analysis techniques, and internal systems and procedures that it has developed specifically to serve customers in the technology industry. The Company has no patents; consequently, it relies on a combination of copyright, trademark and trade secret laws and employee and third party non-disclosure agreements to protect its proprietary systems, software and procedures. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that third parties will not independently develop functionally equivalent or superior systems, software or procedures. The Company believes that its systems, software and procedures and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that any such claims will not require the Company to enter into materially adverse license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. See "Business -- Intellectual Property and Other Proprietary Rights."

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. Revenues attributable to international market research represented 21.0% and 26.0%, respectively, of the Company's revenues for 1994 and 1995. The Company expects that revenues from international market research will continue to account for a significant portion of its revenues and intends to continue to expand its international market research efforts. However, the Company's international data collection operations are subject to numerous inherent challenges and risks, including maintenance of an international data collection network that adheres to the Company's quality standards, fluctuations in exchange rates, foreign political and economic conditions, tariffs and other trade barriers, longer accounts receivable collection cycles and potentially adverse tax consequences. In addition, demand for the Company's international market research depends on the international sales and operations of its customers, which may increase or decrease over time. The addition of market research coverage in new geographic territories can be expected to require the commitment of considerable management and financial resources and may negatively impact the Company's near-term results of operations. Any material decline in the Company's ability to provide and market timely, high-quality data that is consistent across international markets would have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONTROL BY MANAGEMENT. Holders of shares of Common Stock do not have cumulative voting rights, and therefore the holders of a majority of the outstanding shares of Common Stock are able to elect all of the directors of the Company. Upon the closing of this offering, the Company's executive officers and directors, together with entities affiliated with them, will beneficially own approximately 21.0% (17.2% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock, including options held by them that are exercisable within 60 days of August 31, 1996. As a result, these stockholders will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters such as change of control transactions. The effects of such influence could be to delay or prevent a change of control of the Company unless the terms are approved by such stockholders. See "Management" and "Principal and Selling Stockholders."

    UNSPECIFIED USE OF PROCEEDS. The principal purpose of the offering of shares by the Company is to increase the Company's equity capital. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Company expects to use the net proceeds from this offering primarily for working capital and general corporate purposes. In addition, a portion of the proceeds may be used for the acquisition of complementary businesses, products or technologies, which the Company evaluates from time to time. The Company has no current specific plan for any significant portion of the proceeds of this offering. As a consequence, the Company's management will have discretion over the use of all of the proceeds for the foreseeable future. See "Use of Proceeds."

    EFFECT OF ANTI-TAKEOVER PROVISIONS. The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, conversion ratios, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights, including economic rights, of the holders of any shares of Preferred Stock. Any such issuance, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law that prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 and certain other provisions of the Certificate of Incorporation could also have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Company's Common Stock. See
"Description of Capital Stock -- Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

    SHARES ELIGIBLE FOR FUTURE SALES; REGISTRATION RIGHTS. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act") and lock-up agreements entered into by the Company, its executive officers and directors and all Selling Stockholders under which the holders of such shares and options to purchase such shares have agreed not to sell or otherwise dispose of any of their shares or options for a period of 90 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C. However, William Blair & Company, L.L.C. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. As a result of these restrictions, only the 2,881,000 shares of Common Stock offered hereby and approximately 2,676,337 additional shares already outstanding will be freely tradeable on the date of this Prospectus, unless purchased by affiliates of the Company. The remaining 2,511,371 shares of Common Stock held by the existing stockholders are "restricted securities" for purposes of the Securities Act and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Upon expiration of the lock-up agreements referred to above, holders of approximately 1,000,686 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Shares Eligible for Future Sale."

    VOLATILITY OF STOCK PRICE. The stock market and the market prices for many technology companies, including the Company, have recently experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as economic conditions generally and in the technology industry specifically, may adversely affect the market price of the Company's Common Stock. In addition, the market price of the Company's Common Stock could continue to fluctuate significantly in response to variations in quarterly operating results and other factors, such as announcements of new products or services by the Company or its competitors and changes in financial estimates by securities analysts or other events or factors. There can be no assurance that the market price of the Common Stock will not decline below the public offering price. See "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock being offered by the Company hereby are estimated to be approximately $23.8 million based on an assumed public offering price of $25.50 per share after deducting the underwriting discount and estimated offering expenses. The principal purpose of the offering of shares by the Company is to increase the Company's equity capital. The Company expects to add the net proceeds from this offering to its general funds. Such funds will be available for general corporate purposes, including working capital. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies; however, there are no commitments or agreements with respect to any such transactions at the present time. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade obligations.

    The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

    The Company has not paid cash dividends on its Common Stock or other securities. The Company currently anticipates that it will retain all of its future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Furthermore, the Company's existing credit facility prohibits the Company's payment of dividends on the Common Stock without either the lender's consent or the Company's compliance with the terms of the credit facility immediately prior to and following any such payment. The terms of such credit facility require the Company to maintain minimum assets to liabilities ratios, net worth amounts, operating profits and net worth to debt ratios. Future borrowing agreements may contain similar restrictions. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "IQST". The following table sets forth, for the fiscal year periods indicated, the high and low sale prices of the Common Stock as reported by Nasdaq since the Company's initial public offering of Common Stock at $17.00 per share on March 22, 1996.

                                             HIGH       LOW
                                            -------   -------
          1996
            First Quarter (from March 22,
             1996)........................   29        24 7/8
            Second Quarter................   41 3/4    26
            Third Quarter (through
             September 25, 1996)..........   32 3/4    17 3/4

    On September 25, 1996, there were approximately 1,000 holders of record of the Company's Common Stock. The last reported sale price per share of the Common Stock on September 25, 1996 on the Nasdaq National Market was $25.50.

                                 CAPITALIZATION

    The following table sets forth the total short-term debt and total capitalization of the Company (i) as of June 30, 1996 and (ii) as adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $25.50 per share and after deducting the underwriting discount and estimated offering expenses).

                                                                                              JUNE 30, 1996
                                                                                        -------------------------
                                                                                         ACTUAL    AS ADJUSTED(1)
                                                                                        ---------  --------------
                                                                                             (IN THOUSANDS)
Total short-term debt.................................................................  $  --        $   --
                                                                                        ---------  --------------
                                                                                        ---------  --------------
Total long-term debt..................................................................  $  --        $   --
                                                                                        ---------  --------------
Stockholders' equity:
  Preferred Stock, par value $.0001 per share; 1,000,000 shares authorized, no shares
   issued and outstanding actual and as adjusted......................................     --            --
  Common Stock, par value $.0001 per share; 30,000,000 shares authorized; 6,997,719 shares issued and outstanding actual; 7,997,719 shares issued and outstanding as
   adjusted (1)(2)....................................................................          1             1
  Capital in excess of par value......................................................     32,613        56,461
  Deferred compensation...............................................................        (54)          (54)
  Foreign currency translation........................................................          1             1
  Accumulated deficit.................................................................     (2,913)       (2,913)
                                                                                        ---------  --------------
        Total stockholders' equity....................................................     29,648        53,496
                                                                                        ---------  --------------
          Total capitalization........................................................  $  29,648    $   53,496
                                                                                        ---------  --------------
                                                                                        ---------  --------------

------------------------
(1) As adjusted to reflect the sale of 1,000,000 shares of Common Stock by the Company at an assumed public offering price of $25.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(2) Excludes 298,090 shares subject to options outstanding as of June 30, 1996; also excludes 393,185 shares available for future issuance under the Company's stock option and stock purchase plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements, the notes thereto and other financial information included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1993, 1994 and 1995, and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus. The following selected consolidated financial data with respect to the Company's statement of operations for the years ended December 31, 1991 and 1992 and with respect to the Company's balance sheet at December 31, 1991, 1992 and 1993 are derived from financial statements not included herein. The consolidated statement of operations data for the six month periods ended June 30, 1995 and 1996 are derived from the Company's unaudited consolidated financial statements included herein, which have been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods.

                                                                                                          SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                 -----------------------------------------------------  --------------------
                                                   1991       1992       1993       1994       1995       1995       1996
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Renewable subscription-based products........  $     555  $   1,120  $   2,055  $   6,157  $   8,064  $   2,216  $   3,234
  Renewable proprietary products...............     --          1,118      2,055      4,185      8,120      3,150      3,915
  Proprietary project research.................      1,650      1,684      2,039      3,647      2,930      1,653      1,617
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues.................................      2,205      3,922      6,149     13,989     19,114      7,019      8,766
Operating expenses:
  Cost of revenues.............................      1,183      2,036      3,372      8,457     10,103      3,267      3,685
  Sales, general and administrative............        930      1,630      2,661      3,996      5,575      2,589      2,792
  Product development..........................        157        387        880      1,545      1,979        838      1,693
  Depreciation and amortization................         84         65        152        265        317        141        317
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total operating expenses.......................      2,354      4,118      7,065     14,263     17,974      6,835      8,487
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)........................       (149)      (196)      (916)      (274)     1,140        184        279
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest income and other......................          5          6         12         12         49         41        290
Interest expense...............................         (4)       (10)       (32)       (25)       (31)       (38)       (36)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes..............       (148)      (200)      (936)      (287)     1,158        187        533
Provision (benefit) for income taxes (1).......     --         --             (1)         2        593        141        152
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..............................  $    (148) $    (200) $    (935) $    (289) $     565  $      46  $     381
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
PRO FORMA INFORMATION:
Net income per share (2).......................                                              $    0.10  $    0.01  $    0.06
Weighted average number of common and common
 equivalent shares outstanding (2).............                                                  5,526      5,512      6,482

                                                                              DECEMBER 31,
                                                          -----------------------------------------------------   JUNE 30,
                                                            1991       1992       1993       1994       1995        1996
                                                          ---------  ---------  ---------  ---------  ---------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.........................................  $     210  $    (166) $     924  $   1,214  $   2,018   $  27,620
Total assets............................................        817      1,483      5,661      5,907      8,006      35,520
Total debt..............................................         --        263         --         --         --          --
Common stockholders' equity (deficit)...................        398        198     (2,454)    (1,884)      (946)     29,648

------------------------------
(1) The Company changed from S Corporation to C Corporation status for tax purposes effective May 1993. Income taxes for 1993 are calculated on earnings from the effective date of the change to a C Corporation to the end of that year. Pro forma income tax expense for the earlier periods would not be meaningful because of the Company's operating results and is therefore not presented.

(2) Pro forma information assumed conversion of the Company's redeemable convertible preferred stock into 1,853,046 shares of Common Stock and the exercise of outstanding warrants to purchase 264,480 shares of Common Stock, which conversion and exercise occurred in connection with the Company's initial public offering in March 1996. See Note 3 to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS TREND ANALYSIS AND OTHER FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S EXPECTATIONS REGARDING ITS FUTURE FINANCIAL CONDITION AND OPERATING RESULTS, PRODUCT DEVELOPMENT, BUSINESS AND GROWTH STRATEGY, MARKET CONDITIONS AND COMPETITIVE ENVIRONMENT. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    IntelliQuest is a leading provider of quantitative marketing information to technology companies. The Company also licenses custom proprietary software applications and associated services to technology manufacturers for customer registration. In 1995, approximately 42% of the Company's revenues were derived from the sale of renewable subscription-based products, 43% from the sale of renewable proprietary products and 15% from the sale of proprietary project research. See "Business -- Products and Services."

    The Company was founded in 1985 to provide fee-for-service project research on United States technology markets. Prior to 1991, the Company focused on conducting proprietary research for a limited number of technology companies. In order to better leverage its expertise, expand its customer base and capitalize on the growing need for international market research, the Company in 1991 began to increase its focus on providing renewable subscription-based and renewable proprietary products and on expanding its research coverage to include key international technology markets. In May 1996, the Company acquired IntelliQuest Communications, Inc. ("IntelliQuest Communications," formerly known as Pipeline Communications, Inc.), a leading provider of electronic customer registration services. The transaction was accounted for as a pooling of interests; as such, the Company's results of operations for all periods and financial condition for all dates disclosed herein have been restated to include those of IntelliQuest Communications. Due primarily to the Company's strategic decision to substantially increase its emphasis on worldwide renewable products and services, and to a lesser extent to the Company's acquisition of IntelliQuest Communications, the Company's total revenues increased from $2.2 million in 1991 to $19.1 million in 1995. Revenues from renewable products increased from $0.6 million in 1991, or 25.2% of total revenues, to $16.2 million in 1995, or 84.7% of total revenues. Revenues from international market research, which the Company first introduced in 1991, grew to $5.0 million in 1995, or 26.0% of total revenues. Overall, the number of customers for the Company's products and services increased from 52 in 1991 to 130 in 1995.

    The Company's renewable subscription-based product revenues are derived substantially from two product lines: IntelliTrack IQ and Computer Industry Media Study ("CIMS"). Over 80 technology companies and publishers that target technology purchasers subscribe to IntelliTrack IQ and/or CIMS. IntelliTrack IQ is a collection of 16 distinct product modules covering a variety of technologies and geographic markets. Payments for an IntelliTrack IQ contract are generally made in advance of the subscription period or on a quarterly basis, and revenues are recognized pro rata over the period of the contract. CIMS is an annual study that measures the readership and viewership habits of technology purchase influencers. CIMS subscribers generally pay 50% in advance and 50% upon delivery of the final study. Substantially all CIMS revenues and related costs are recognized upon delivery of the final study, which typically occurs in the third quarter.

    The Company's renewable proprietary product revenues typically consist of revenues from proprietary recurring tracking studies, customer registration products and the IntelliQuest Brand Tech Forum conference (the "Forum"). The proprietary recurring tracking studies, which provide the customer with longitudinal information for tracking designated metrics over a continuous period of time, are furnished pursuant to contracts that are generally renewable annually. These products are typically billed 50% in advance and 50% upon completion of the contract period, and revenues are recognized on a percentage of completion basis. Revenues from the customer registration products are derived from a variety of sources, including proprietary customer registration products and proprietary customer satisfaction products. Customer registration revenues include design fees, data medium sales, processing fees and reporting fees. Various payment terms are used by customer registration clients, including 50% in advance and 50% upon delivery, periodic units shipped/ processed, percentage of completion and advance deposits. Revenues are recognized on a percentage of completion and actual units shipped/processed basis. Sponsorships and conference fees for the Forum, which is attended by technology industry marketing professionals and which addresses issues such as managing technology brands in the marketplace, are paid in advance of the event. Revenues and costs associated with the Forum are recorded in the month of the conference.

    Traditional proprietary project research provides customized information to customers utilizing a variety of proprietary models, research techniques and data collection methods and typically lasts three or four months from start to completion. The Company is increasingly emphasizing proprietary project research based on the IntelliQuest Technology Panel, which is both more timely and less costly than traditional proprietary project research and also allows the Company to leverage a fixed investment in panel recruitment over several projects. Most proprietary projects are billed 50% in advance and 50% upon delivery. Revenue is recognized on a percentage of completion basis.

    The Company's exposure to foreign currency rate fluctuations has been relatively low. First, the Company generally requires payment from its customers in U.S. dollars. Second, the Company controls vendor foreign currency risk both through contractual clauses requiring vendors to reimburse the Company for any losses on contracts caused by exchange rate fluctuations and by locking in forward currency contracts for vendor purchases and data collection costs. These forward contracts substantially eliminate the Company's exposure to exchange rate fluctuation risk by giving the Company the right to purchase the required amount of foreign currency at the exchange rate prevailing at the time the contract is entered into rather than at the time the payments are due. As of August 31, 1996, the Company had entered into open forward contracts for U.S. dollar/British pound sterling transactions with a notional value of approximately $670,000.

    In recent years, the Company has focused on increasing operating margins by leveraging fixed overhead costs and investments in new products and proprietary processes. Each subscription-based product has a fixed annual cost associated with data collection and product development, with only nominal costs associated with adding incremental subscribers. The customer registration products also have fixed overhead components, although a significant increase in product registration revenues could actually decrease the Company's overall gross margin (due to the high level of direct costs associated with product registration). The Company's objective is to offset such gross margin pressure by leveraging product shipment and processing fees and other operating expenses required to support the customer registration programs.

    In March 1996, the Company completed its initial public offering at a price of $17.00 per share, which resulted in net proceeds to the Company of $25.8 million. Upon the closing of the initial public offering, each outstanding share of the Company's Series A and Series B Redeemable Convertible Preferred Stock was automatically converted into one share of Common Stock.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, consolidated statement of operations data expressed as a percentage of total revenues and the percentage change in such items versus the prior comparable period:

                                                    PERCENT OF TOTAL REVENUE                          PERCENT INCREASE
                                  -------------------------------------------------------------          (DECREASE)
                                                                                                 --------------------------
                                     FISCAL YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED
                                                                                JUNE 30,         FISCAL 1994   FISCAL 1995
                                  -------------------------------------  ----------------------  OVER FISCAL   OVER FISCAL
                                     1993         1994         1995         1995        1996         1993          1994
                                  -----------  -----------  -----------  ----------  ----------  ------------  ------------
Revenues:
  Renewable subscription-based
   products.....................       33.4%        44.0%        42.2%        31.6%       36.9%       199.6%         31.0%
  Renewable proprietary
   products.....................       33.4         29.9         42.5         44.9        44.7        103.6          94.0
  Proprietary project
   research.....................       33.2         26.1         15.3         23.5        18.4         78.9         (19.7)
                                      -----        -----        -----    ----------  ----------
Total revenues..................      100.0        100.0        100.0        100.0       100.0        127.5          36.6
Operating expenses:
  Cost of revenues..............       54.8         60.5         52.9         46.6        42.0        150.8          19.5
  Sales, general and
   administrative...............       43.3         28.6         29.2         36.9        31.9         50.2          39.5
  Product development...........       14.3         11.0         10.3         11.9        19.3         75.6          28.1
  Depreciation and
   amortization.................        2.5          1.9          1.6          2.0         3.6         74.3          19.6
                                      -----        -----        -----    ----------  ----------
Total operating expenses........      114.9        102.0         94.0         97.4        96.8        101.9          26.0
                                      -----        -----        -----    ----------  ----------
Operating income (loss).........      (14.9)        (2.0)         6.0          2.6         3.2        *             *
                                      -----        -----        -----    ----------  ----------
  Interest income and other.....        0.2          0.1          0.3          0.6         3.3        *             *
  Interest expense..............       (0.5)        (0.2)        (0.2)        (0.5)       (0.4)       *             *
                                      -----        -----        -----    ----------  ----------
Income (loss) before income
 taxes..........................      (15.2)        (2.1)         6.1          2.7         6.1        *             *
                                      -----        -----        -----    ----------  ----------
Provision (benefit) for income
 taxes..........................        0.0          0.0          3.1          2.0         1.7        *             *
                                      -----        -----        -----    ----------  ----------
Net income (loss)...............      (15.2)%       (2.1)%        3.0%         0.7%        4.4%       *             *
                                      -----        -----        -----    ----------  ----------
                                      -----        -----        -----    ----------  ----------

                                   SIX MONTHS
                                    1996 OVER
                                   SIX MONTHS
                                      1995
                                  -------------
Revenues:
  Renewable subscription-based
   products.....................        45.9%
  Renewable proprietary
   products.....................        24.3
  Proprietary project
   research.....................        (2.2)
Total revenues..................        24.9
Operating expenses:
  Cost of revenues..............        12.8
  Sales, general and
   administrative...............         7.8
  Product development...........       102.0
  Depreciation and
   amortization.................       124.8
Total operating expenses........        24.2
Operating income (loss).........        51.6
  Interest income and other.....        *
  Interest expense..............        *
Income (loss) before income
 taxes..........................        *
Provision (benefit) for income
 taxes..........................        *
Net income (loss)...............        *

------------------------------
* Comparison not meaningful.

SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1995

    TOTAL REVENUES. Total revenues increased 24.9% in the first six months of 1996 to $8.8 million from $7.0 million in the first six months of 1995. Revenues from subscription-based products increased 45.9% to $3.2 million in the first six months of 1996 from $2.2 million in the first six months of 1995 due to several factors, including more timely contract closure and an increase in subscriptions. Subscription-based revenues from CIMS are deferred until the actual release date, which generally occurs in the third quarter. Revenues from renewable proprietary products increased 24.3% to $3.9 million in the first six months of 1996 from $3.2 million in the first six months of 1995 due primarily to increased sales of customer registration products. Revenues from proprietary project research decreased 2.2% to $1.6 million in the first six months of 1996 from $1.7 million in the first six months of 1995. While the number of projects has increased, more projects have been performed utilizing the Technology Panel, which is a more cost efficient method of performing proprietary project research. Revenues attributable to international market research increased 50.0% to $3.0 million in the first six months of 1996 from $2.0 million in the first six months of 1995.

    COST OF REVENUES. Cost of revenues are primarily composed of data collection, labor charges, telecommunication charges and other costs directly attributable to products or projects. Cost of revenues increased 12.8% to $3.7 million in the first six months of 1996 from $3.3 million in the first six months of 1995. Cost of revenues decreased as a percentage of total revenues to 42.0% in the first six months of 1996 from 46.6% in the first six months of 1995. The decrease in cost of revenues as a percentage of total revenues was due primarily to leveraging of relatively fixed annual investments in subscription-based products over increased subscription-based revenues, and to decreased costs of international data collection resulting from the opening of the Company's data collection facility in the U.K.

    SALES, GENERAL AND ADMINISTRATIVE EXPENSES. Sales, general and administrative expenses consist primarily of personnel and other costs associated with sales, marketing, administration, finance, information systems, human resources and general management. Sales, general and administrative expenses increased 7.8% to $2.8 million for the first six months of 1996 from $2.6 million for the first six months of 1995. This aggregate increase was primarily due to administrative and investor relations expenses following the Company's initial public offering in March 1996, transaction expenses associated with the acquisition of IntelliQuest Communications in May 1996 (which was accounted for as a pooling of interests), expansion of the Company's sales and marketing departments and the opening of the U.K. data collection facility. Sales, general and administrative expenses decreased as a percentage of total revenues to 31.9% for the first six months of 1996 from 36.9% for the first six months of 1995. This decrease as a percentage of total revenue was primarily due to the Company's ability to leverage its fixed costs over a higher revenue base.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses are composed of resources, primarily labor, dedicated to the development of new products and proprietary processes. Product development expenses increased 102.0% to $1.7 million in the first six months of 1996 from $0.8 million in the first six months of 1995. Product development expenses increased as a percentage of total revenues to 19.3% in the first six months of 1996 from 11.9% in the first six months of 1995. These increases were primarily due to the Company's development of new Internet-related products.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased 124.8% to $317,000 in the first six months of 1996 from $141,000 in the first six months of 1995. This increase was due primarily to a relatively high level of capital equipment acquisitions during the first six months of 1996 to equip two new data collection facilities and install Company-wide standardized computer platforms, networks and software to enable more efficient data communications.

    INCOME TAXES. The Company's effective income tax rate was 28.5% for the first six months of 1996. This rate is below the Company's combined federal and state income tax rate because most of the net proceeds from the Company's initial public offering in March 1996 were invested in tax-free investments. This reduction was partially offset by the fact that the Company did not recognize any income tax benefit resulting from the net loss of IntelliQuest Communications. For the first six months of 1995, the Company's effective income tax rate was 75.4% because the Company did not recognize any income tax benefit resulting from IntelliQuest Communications' net loss.

YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    TOTAL REVENUES. Total revenues increased 36.6% in 1995 to $19.1 million from $14.0 million in 1994. Revenues from renewable subscription-based products increased 31.0% to $8.1 million in 1995 from $6.2 million in 1994 due primarily to the increased number of subscribers, the higher number of products sold per subscriber and revenues related to new international markets covered. The dollar-weighted renewal rate for renewable subscription-based products was 90.0% in 1995. Revenues from renewable proprietary products increased 94.0% to $8.1 million in 1995 from $4.2 million in 1994 due primarily to increased sales of customer registration products and to increased demand for international proprietary tracking products. Revenues from proprietary project research decreased 19.7% to $2.9 million in 1995 from $3.6 million in 1994, due primarily to the Company's continuing emphasis on renewable products. Revenues attributable to international market research increased 68.9% to $5.0 million in 1995 from $2.9 million in 1994.

    COST OF REVENUES. Cost of revenues increased 19.5% to $10.1 million in 1995 from $8.5 million in 1994. Cost of revenues decreased as a percentage of revenues to 52.9% in 1995 from 60.5% in 1994. The decrease in cost of revenues as a percentage of revenues reflects the Company's efforts to leverage its fixed labor costs through its investments in new products and proprietary processes. The Company's development and expansion of subscription-based products allow the Company to sell substantially similar products to a greater number of clients, thus increasing revenues without similarly increasing cost of revenues. For example, the 1995 release of CIMS did not require the same level of investment per customer as the 1994 release, resulting in improved margins. Similarly, IntelliTrack's cost of revenues as a percentage of revenues were lower in 1995 than in 1994 (when the Company expanded IntelliTrack to cover a number of international markets). Furthermore, the Company's improvements in its proprietary processes (including more consistently applied research methodologies and faster and more accurate data processing) reduce the costs of research and data processing.

    SALES, GENERAL AND ADMINISTRATIVE EXPENSES. Sales, general and administrative expenses increased 39.5% to $5.6 million in 1995 from $4.0 million in 1994 but remained relatively constant as a percentage of revenues at 29.2% and 28.6% in 1995 and 1994, respectively. The aggregate increase was primarily due to  increases in  salaries and  benefits as  well as  IntelliQuest
Communications' advertising costs and legal expenses associated with finalization of certain employee and vendor contracts. In addition, the Company incurred sales, general and administrative expenses in the fourth quarter of 1995 of $68,000 to open its London and College Station, Texas offices.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased 28.1% to $2.0 million in 1995 from $1.5 million in 1994 but decreased as a percentage of revenues to 10.3% in 1995 from 11.0% in 1994, respectively. The aggregate increase was due to the Company's efforts to expand the Technology Panel, streamline proprietary software and enabling technologies and provide technological advancements to customers.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased 19.6% to $317,000 in 1995 from $265,000 in 1994. This increase was principally due to computer equipment purchases to improve communications and data processing systems required to support business growth and international expansion.

    INCOME TAXES. The Company's effective tax rate was 51.2% for 1995. The rate was in excess of the combined federal and state statutory rates because the Company did not recognize any income tax benefit resulting from the net loss of IntelliQuest Communications. The provision for income taxes of $2,000 for 1994 resulted principally from not recognizing any income tax benefit for the 1994 net loss of IntelliQuest Communications.

YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

    TOTAL REVENUES. Total revenues increased 127.5% in 1994 to $14.0 million from $6.1 million in 1993. Revenues from renewable subscription-based products increased 199.6% to $6.2 million in 1994 from $2.1 million in 1993 primarily due to the introduction of CIMS and sales of international IntelliTrack modules introduced in 1993. Revenues from renewable proprietary products increased 103.6% to $4.2 million in 1994 from $2.1 million in 1993 primarily due to increased sales of customer registration software, increased demand for international proprietary tracking products and completion of IntelliQuest Communications' first full year of business. Revenues from proprietary project research increased 78.9% to $3.6 million in 1994 from $2.0 million in 1993, primarily due to increased demand for international market research and revenues generated by IntelliQuest Communications during its first full year of business. Revenues based on international research increased 368.7% to $2.9 million in 1994 from $626,000 in 1993.

    COST OF REVENUES. Cost of revenues increased 150.8% to $8.5 million in 1994 from $3.4 million in 1993, primarily due to the increase in international market research, which is generally more expensive and difficult to conduct than domestic research and to the increased level of expenses incurred by IntelliQuest Communications during its first full year of business. Total cost of revenues increased as a percentage of revenues to 60.5% in 1994 from 54.8% in 1993, due, in part, to the Company's 1994 introduction of CIMS, for which the required initial investment resulted in the product's first-year costs approximately equalling its revenues.

    SALES, GENERAL AND ADMINISTRATIVE EXPENSES. Sales, general and administrative expenses increased 50.2% to $4.0 million in 1994 from $2.7 million in 1993. These expenses declined as a percentage of revenues to 28.6% in 1994 from 43.3% in 1993. This decline was due to improved fixed cost absorption of sales, general and administrative expenses.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased 75.6% to $1.5 million in 1994 from $880,000 in 1993 and decreased as a percentage of revenues to 11.0% in 1994 from 14.3% in 1993. The increase in dollars spent was primarily due to the expansion of the Company's efforts to begin developing the Technology Panel, proprietary software and technological advancements for customers.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased 74.3% to $265,000 in 1994 from $152,000 in 1993. This increase was principally due to purchases of telecommunications, computer and data collection equipment.

    INCOME TAXES. The provision for income taxes of $2,000 for 1994 resulted principally from not recognizing any income tax benefit for the 1994 net loss of IntelliQuest Communications. In 1993, the Company realized a net income tax benefit of $1,000. This benefit was the result of the Company recognizing the benefits of a net operating loss in the amount of $328,000 and other changes in the composition of its deferred tax balances, offset by the Company recognizing a net deferred tax liability of $148,000 in May 1993 upon its change from an S corporation to a C corporation for tax purposes.

SELECTED QUARTERLY OPERATING RESULTS

    The following tables set forth unaudited consolidated statement of operations data for each of the eight quarters in the period beginning July 1, 1994 and ending June 30, 1996, as well as the percentage of the Company's total revenues represented by each item. In management's opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                           QUARTER ENDED
                                     -----------------------------------------------------------------------------------------
                                     SEPT. 30,   DEC. 31,    MARCH 31,   JUNE 30,    SEPT.     DEC. 31,   MARCH 31,   JUNE 30,
                                       1994        1994        1995        1995     30, 1995     1995       1996        1996
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues:
  Renewable subscription-based
   products........................  $ 3,067     $   915     $   789     $ 1,427    $ 4,068    $ 1,780    $ 1,661     $ 1,573
  Renewable proprietary products...    1,494       1,562       1,660       1,490      2,137      2,833      1,993       1,922
  Proprietary project research.....    1,019         715         946         707        647        630        445       1,172
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Total revenues.....................    5,580       3,192       3,395       3,624      6,852      5,243      4,099       4,667
Operating expenses:
  Cost of revenues.................    4,076       1,613       1,594       1,673      4,215      2,621      1,822       1,863
  Sales, general and
   administrative..................    1,076       1,060       1,277       1,312      1,455      1,531      1,362       1,430
  Product development..............      462         338         384         454        451        690        608       1,085
  Depreciation and amortization....       75          77          61          80         87         89        147         170
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Total operating expenses...........    5,689       3,088       3,316       3,519      6,208      4,931      3,939       4,548
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Operating income (loss)............    (109)         104          79         105        644        312        160         119
  Interest income (expense), net...      (4)         (2)         (1)           4         17        (2)         20         234
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Income (loss) before income
 taxes.............................    (113)         102          78         109        661        310        180         353
Provision (benefit) for income
 taxes.............................     (12)          66          52          89        313        139         78          74
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Net income (loss)..................  $ (101)     $    36     $    26     $    20    $   348    $   171    $   102     $   279
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Pro forma and actual information:
  Net income per share (1).........                          $  0.00     $  0.00    $  0.06    $  0.03    $  0.02     $  0.04
  Weighted average number of common
   and common equivalent shares
   outstanding (1).................                            5,512       5,512      5,540      5,540      5,724       7,240


                                                                AS A PERCENTAGE OF TOTAL REVENUES:
                                     -----------------------------------------------------------------------------------------

Revenues:
  Renewable subscription-based
   products........................     55.0%       28.7%       23.2%       39.4%      59.4%      34.0%      40.5%       33.7%
  Renewable proprietary products...     26.7        48.9        48.9        41.1       31.2       54.0       48.6        41.2
  Proprietary project research.....     18.3        22.4        27.9        19.5        9.4       12.0       10.9        25.1
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Total revenues.....................    100.0       100.0       100.0       100.0      100.0      100.0      100.0       100.0
Operating expenses:
  Cost of revenues.................     73.0        50.5        47.0        46.2       61.5       50.0       44.5        39.9
  Sales, general and
   administrative..................     19.3        33.2        37.6        36.2       21.2       29.2       33.2        30.6
  Product development..............      8.3        10.6        11.3        12.5        6.6       13.1       14.8        23.3
  Depreciation and amortization....      1.3         2.4         1.8         2.2        1.3        1.7        3.6         3.6
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Total operating expenses...........    101.9        96.7        97.7        97.1       90.6       94.0       96.1        97.4
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Operating income (loss)............    (1.9)         3.3         2.3         2.9        9.4        6.0        3.9         2.6
  Interest income (expense), net...    (0.1)       (0.1)         0.0         0.1        0.2        0.0        0.5         5.0
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Income (loss) before income
 taxes.............................    (2.0)         3.2         2.3         3.0        9.6        6.0        4.4         7.6
Provision (benefit) for income
 taxes.............................    (0.2)         2.1         1.5         2.4        4.5        2.7        1.9         1.6
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
Net income (loss)..................     (1.8)%       1.1%        0.8%        0.6%       5.1%       3.3%       2.5%        6.0%
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------
                                     ---------   ---------   ---------   --------   --------   --------   ---------   --------

----------------------------------
(1)  Pro  forma information for the quarters  ended March 31, 1995 through March
     31, 1996 assumed conversion of the Company's redeemable convertible preferred stock into 1,853,046 shares of Common Stock and the exercise of outstanding warrants to purchase 264,480 shares of Common Stock, which conversion and exercise occurred in connection with the Company's initial public offering in March 1996. Information for the quarter ended June 30, 1996 is based upon the actual historical weighted average number of common and common equivalent shares outstanding.

    The Company's preliminary results for the third quarter of 1996 are set forth in the table below.



                                                                                                THREE MONTHS ENDED
                                                                                                  SEPTEMBER 30,
                                                                                               --------------------
                                                                                                 1995       1996
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS,
                                                                                                 EXCEPT PER SHARE
                                                                                                      DATA)
Revenues:
  Renewable subscription-based products......................................................  $   4,068  $   4,640
  Renewable proprietary products.............................................................      2,137      3,273
  Proprietary project research...............................................................        647      1,123
                                                                                               ---------  ---------
    Total revenues...........................................................................      6,852      9,036
Operating income.............................................................................        644      1,302
Net income...................................................................................        348      1,060
Pro forma and actual information:
  Net income per share (1)...................................................................  $     .06  $     .14
  Weighted average number of common and common equivalent shares outstanding (1).............      5,540      7,228


------------------------

(1) Pro forma information assumed conversion of the Company's redeemable convertible preferred stock into 1,853,046 shares of Common Stock and the exercise of outstanding warrants to purchase 264,480 shares of Common Stock, which conversion and exercise occurred in connection with the Company's initial public offering in March 1996.


    The Company's operating results in any particular fiscal period have fluctuated in the past and will likely fluctuate significantly in the future due to various factors. Substantially all of the Company's subscription and customer contracts terminate after one year and are renewable at the discretion of the customer, although no obligation to renew exists and a customer generally has no minimum purchase commitments thereunder. To the extent that customers fail to renew or defer their renewals from the quarter anticipated by the Company, the Company's quarterly results may be materially adversely affected. In addition, substantially all revenues and expenses attributable to CIMS for a particular year are recognized when the final study is usually completed and delivered, usually in the third quarter of that year. Delay in delivering the final study in any given year could postpone recognition of such revenues and expenses until the fourth quarter of such year, which would materially affect operating results for such third and fourth quarters. Furthermore, all costs related to CIMS are included in cost of revenues and none are allocated to sales, general and administrative costs, which tends to reduce the Company's third quarter gross margin below that of other quarters. Many of the Company's customers operate in industry segments that are becoming increasingly seasonal as technology vendors transition to consumer brand marketing approaches in certain markets, with sales in the fourth calendar quarter constituting an increasing portion of the annual sales of such customers. This may translate into seasonal demand for the Company's products, particularly the customer registration products. Finally, the Company's operating results may fluctuate as a result of a variety of other factors, including the timing of orders from customers, the size and timing of the implementation of customer registration products, response rates on customer registration products, delays in development and customer acceptance of custom software applications, product or panel development expenses, new product or service introductions or announcements by the Company or its competitors, levels of market acceptance for new products and services, the hiring and training of additional staff and customer demand for market research, as well as general economic conditions. Because a significant portion of the Company's overhead is fixed in the short term and because spending commitments must be made in advance of revenue commitments by customers, the Company's results of operations may be materially adversely affected in any particular quarter if revenues fall below the Company's expectations. These factors, among others, make it likely that in some future quarter the Company's operating results will be below the expectations of securities analysts and investors, which would have a material adverse effect on the market price of the Company's Common Stock.

LIQUIDITY AND CAPITAL RESOURCES

    As of June 30, 1996, the Company had cash and cash equivalents of $26.4 million and working capital of $27.6 million.

    During the six months ended June 30, 1996, the Company used $195,000 of cash in operating activities while it generated $658,000 of cash during the same period in the prior year. This decrease in cash flow was mainly due to the timing of payment of income taxes and costs incurred in advance of sales on certain projects combined with typical activity in accounts receivable, unbilled revenues and deferred revenues.

    The Company generated $625,000 of cash from operations for the year ended December 31, 1995 as compared to $155,000 of cash from operations for the year ended December 31, 1994. This increase in cash generated was the result of the Company's leveraging of its subscription-based products, returns from investments in customer registration products and a prepayment for services on a certain contract received by the Company during 1995.

    For the six months ended June 30, 1996 and 1995, net cash used in investing activities was $900,000 and $251,000, respectively. This increase in cash used was primarily due to the relatively high level of equipment, furniture and leasehold improvement expenditures during 1996 resulting from the establishment and expansion of new data collection facilities and installation of corporate-wide standardized computer platforms, networks and software to accommodate more efficient data communications.

    Net cash used in investing activities increased to $771,000 from $655,000 for the years ended December 31, 1995 and December 31, 1994, respectively, primarily for the purchases of furniture, equipment, computers and related software for use by the Company's employees. Equipment and leasehold purchases in these years were approximately $867,000 and $632,000, respectively. During the year ended December 31, 1995, approximately $300,000 of this amount was used in connection with the opening of offices in London and College Station, Texas. The Company expects to make additional purchases of equipment as necessary to accommodate future growth, if any.

    The Company has budgeted approximately $1.6 million for capital expenditures in 1996, to be funded primarily through cash generated from operations. As of June 30, 1996, the Company had expended $789,000 in 1996 capital acquisitions. The Company expects that future 1996 capital expenditures will consist primarily of telecommunications equipment, computer hardware and software purchases to continue to upgrade, replace and improve existing systems and data collection and processing facilities.

    Pursuant to the billing terms between the Company and its customers, the Company typically bills customers for products or projects before they have been delivered. Billed amounts are recorded as deferred revenues on the Company's financial statements and are recognized as income when earned. As of June 30, 1996 and 1995, the Company had $3.0 million and $4.4 million of deferred revenues, respectively. In addition, when work is performed in advance of billing, the Company will record this work as unbilled revenue. At each of June 30, 1996 and 1995, the Company had $1.2 million of unbilled revenues. Substantially all deferred and unbilled revenues will be earned and billed, respectively, within 12 months of the respective period ends.

    The Company maintains a $3 million revolving bank line of credit to fund cash requirements from time to time. Borrowings under such line of credit bear interest at a rate per annum equal to the prime rate plus one percent and are subject to compliance by the Company with certain financial covenants.

At June 30, 1996, the Company was in compliance with all such covenants and there were no amounts outstanding under such line of credit. The line of credit matures on October 30, 1996 and the Company is in negotiations to renew it.

    The Company believes that the net proceeds from the sale of the Common Stock by the Company in this offering, together with cash flows from operations, existing cash balances and the line of credit, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. Beyond that time, if the net proceeds from this offering, together with cash flows from operations and available borrowing under the line of credit, are not sufficient to satisfy its financing needs, the Company may seek additional funding through the sale of its securities, including equity securities. There can be no assurance that such funding can be obtained on favorable terms, if at all.

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S EXPECTATIONS REGARDING ITS FUTURE FINANCIAL CONDITION AND OPERATING RESULTS, PRODUCT DEVELOPMENT, BUSINESS AND GROWTH STRATEGY, MARKET CONDITIONS AND COMPETITIVE ENVIRONMENT. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    IntelliQuest is a leading provider of quantitative marketing information to technology companies. IntelliQuest supplies customers with timely, objective, accurate and cost-effective information about technology markets, customers and products on both a subscription basis and a proprietary project basis. The Company uses its proprietary databases and software to help technology companies track product performance and customer satisfaction, measure advertising effectiveness, assess brand strength and competitive position, determine price sensitivity, and evaluate new products, markets or other business opportunities. The Company also licenses custom proprietary software applications and associated services to technology manufacturers for electronic customer registration. IntelliQuest serves over 55 technology vendors, including 3Com, 3M, Apple Computer, AT&T, Compaq Computer, Dell Computer, Digital Equipment, Hewlett-Packard, IBM, Intel, MicroHelp, Microsoft, Netscape, Novell, Symantec, Texas Instruments, Toshiba and US West. IntelliQuest also serves numerous publishers, including Dow Jones, Gannett, Time Warner and Ziff-Davis, who market to technology advertisers.

INDUSTRY BACKGROUND

    Increased reliance by corporations and consumers on technology products has led to rapid growth in the technology industry. Technology companies are operating in a more complex business environment, characterized by increased competition, globalization of product markets, shortened product life cycles and increasingly complex distribution, pricing and marketing issues. Simultaneously, the number of customers for technology products is increasing and such customers are becoming more diverse and segmented in their demographic characteristics, technology needs and buying criteria. For example, small and medium-sized businesses are becoming increasingly significant purchasers of computer and networking technologies, and consumer demand for computers, software and Internet services is experiencing substantial growth. Moreover, most leading technology companies now compete for customers on a global basis, where customer preferences may be heavily influenced by regional and cultural preferences.

    As the technology industry matures and increases its focus on mass market and consumer applications, companies have begun to shift from a business model focused primarily on engineering to one that also depends on effectively differentiating and marketing products worldwide. As a result, technology companies are beginning to market their products and services more like traditional packaged goods manufacturers that rely on brand marketing and advertising programs. Technology companies are demanding higher quality information about their customers' attitudes, technology needs, purchase behavior and brand preferences in order to track product performance and customer satisfaction, measure advertising effectiveness, assess brand strength and competitive position, determine price sensitivity, and evaluate new products, markets or other business opportunities. Technology companies have also become increasingly focused on the potential lifetime value of current customers. As a result, many technology companies have begun to make substantial investments in registering their customers in order to directly market products to them as well as to gather customer feedback and monitor customer satisfaction levels.

    Survey-based research has traditionally been a valuable source of objective, quantitative market data to which statistical analysis can be applied. As such, survey-based research provides marketers with a basis from which to measure current market conditions and project future outcomes. The heightened focus on customer-based marketing by technology companies has generated significantly increased demand for higher quality data from the marketplace. However, the relatively low incidence of technology purchase influencers among the general population and complex technology issues associated with survey-based market research in technology markets have made such research expensive, difficult, time consuming and ultimately prohibitive for all but the largest technology vendors to conduct on their own.

    Until recently, only a few market research firms focused on delivering survey-based market research to the technology industry. As a result, most companies have depended on market research firms that utilize individual research analysts to provide advice and opinions about technologies, products and markets. Such industry analysts typically base their recommendations on limited customer interviews, industry contacts and direct observation of market trends. Though opinion-based analyst research can offer valuable insight into industry conditions and trends, it often lacks the statistical accuracy and potential scope of more objective survey-based research.

THE INTELLIQUEST SOLUTION

    The Company addresses the need for timely, accurate, cost-effective and comprehensive information on technology markets, customers and products by providing survey-based market research data using extensive survey respondent databases, proprietary software tools and innovative survey techniques. The Company provides information based on consistently applied, statistically rigorous data collection and analysis techniques that measure customer attitudes and behaviors rather than information based on the opinions of individual analysts. IntelliQuest's marketing science staff has refined and developed several statistical research techniques and systems specifically for the technology marketplace. The Company has also made significant investments in the development of these techniques and systems to assure that customers obtain high quality research. In addition, as part of its focus on technology markets, the Company has developed and acquired proprietary software tools and customer registration products to more effectively collect information from international technology respondents. The Company has also developed a proprietary panel of technology buyers and purchase influencers to provide customers with increased speed and lower cost for certain types of customized data collection efforts.

    The  Company  is  able  to supply  high  quality  and  cost-effective market tracking information to its customers through the Company's renewable subscription-based products. These databases provide significant value to individual customers because research costs are shared by a number of industry participants. As a result, the Company has become a leading provider to technology companies of subscription-based products that monitor the impact of marketing and advertising efforts on brand strength and product positioning, and products which assess the effectiveness of various media at reaching technology buyers. In addition to its subscription-based products, the Company also markets renewable proprietary products and one-time proprietary research projects to individual customers. These products utilize specialized techniques and proprietary tools to deliver sophisticated databases of market and customer information that address specific longitudinal and point-in-time international business issues. In addition, the Company's electronic customer registration products also facilitate technology companies' direct marketing initiatives and create new electronic commerce opportunities.

BUSINESS STRENGTHS

    The Company believes the following factors have been of principal importance in its ability to achieve its present position as a leading provider of survey-based worldwide market research to technology companies.

    FOCUS ON TECHNOLOGY MARKETS. Since its founding in 1985, IntelliQuest has focused on meeting the specialized market research needs of technology companies and publishers who market to technology advertisers. The Company believes that its ability to cost-effectively provide consistent information regarding both domestic and international technology markets differentiates it from its competitors and enhances the Company's ability to capitalize on the trend among multinational technology vendors to seek worldwide market research. The Company has established relationships with many leading technology companies, including 3Com, 3M, Apple Computer, AT&T, Bay Networks, Compaq Computer, Dell Computer, Digital Equipment, Epson, Hewlett-Packard, IBM, Intel, MicroHelp, Microsoft, Netscape, Novell, Symantec, Texas Instruments, Toshiba and US West. The Company has also established relationships with leading publishers, including Dow Jones, Gannett, Time Warner and Ziff-Davis, who market to technology advertisers.

    EMPHASIS ON RENEWABLE PRODUCTS. In 1995, 84.7% of the Company's total revenues were generated from the sale of renewable subscription-based or renewable proprietary products. Due to the strategic value of IntelliQuest's products and services, its innovative use of proprietary technology to collect and analyze information and the Company's reputation for excellent customer service, the Company averaged dollar-weighted renewals for subscription-based products of 84% over the three year period from 1993 through 1995. Eight of the Company's ten largest customers in 1994 were also among its ten largest customers in 1995.

    INVESTMENT IN PROPRIETARY TECHNOLOGY. The Company has made substantial investments in proprietary technology for survey administration, data collection and data analysis. IntelliQuest was a pioneer in the use of disk-based interactive survey techniques, which are used to gather information from technology purchasers and users. The Company has made a substantial investment in ReplyDisk, its proprietary survey software, which allows the Company to easily create customized interactive, graphical and multi-media survey applications. The Company has also used the ReplyDisk platform to create off-the-shelf survey software applications such as ReplySat, which provides a turnkey solution for measuring customer satisfaction and reporting results. In May 1996, the Company further expanded its offering of proprietary survey software by acquiring IntelliQuest Communications, Inc. ("IntelliQuest Communications," formerly known as Pipeline Communications, Inc.). IntelliQuest Communications is a leading provider of electronic customer registration and marketing services for a number of leading computer hardware, software and peripheral companies. IntelliQuest Communications has developed a proprietary frame relay network that allows electronic customer registration from over 90 countries and 400 cities worldwide as well as registration via Internet Web sites. The Company has also invested in data communication technologies to increase the efficiency of data collection using the disk-based approach. The Company is currently developing NetQuest, which will allow the Company to administer interactive surveys on the Internet. Additionally, the Company recently completed the development of IntelliTab, a customized version of SPSS statistical reporting software, to give customers the ability to easily generate tables and graphs from electronic databases provided by the Company for both subscription-based and renewable proprietary products.

    FOCUS ON LEVERAGING PROPRIETARY TECHNOLOGIES AND PRODUCTS. In recent years, the Company has been able to better leverage its fixed expense base. The Company believes that this improvement is attributable, in part, to its substantial investments in its proprietary survey technologies, data collection and analysis methodologies, renewable subscription-based products and Technology Panel. In addition, the Company has also realized improved operating efficiency by (i) pursuing sales penetration of technology vendors not previously served by the Company, but whose products were already tracked as part of its subscription-based products, (ii) capitalizing on a "consortium" approach for designing new subscription-based products, and (iii) marketing new modules of existing products to the Company's current customers. In 1995, the Company's operating income as a percentage of revenues increased to 6.0%, based on revenues of $19.1 million and operating income of $1.1 million, compared to an operating loss as a percentage of revenues of 5.0% in 1992, based on $3.9 million in revenues and an operating loss of $196,000.

GROWTH STRATEGY

    The Company's growth strategy includes the following key elements.

    INCREASE MARKETING TO EXISTING CUSTOMERS. Many of IntelliQuest's customers are diversified multinational technology companies. The Company typically works with some, but not all, of the business units within these companies. The Company believes that opportunities exist to leverage its expertise and reputation to expand its presence among other business units of existing customers. In addition, many of IntelliQuest's subscription-based and renewable proprietary products enable the Company to market to customers more specific, customized research projects. Many of the technology companies served by the Company are also experiencing significant growth and increasing their overall market research budgets. The Company is increasing its marketing efforts with respect to these customers in order to capture a portion of the increased demand by such companies for market research.

    EXTEND PRODUCTS AND SERVICES TO NEW CUSTOMERS AND RELATED TECHNOLOGY MARKETS. The Company believes that its experience and reputation in providing high-quality, cost-effective market research information to leading technology and publishing companies will enable it to market its existing products and services to new customers. In particular, the Company has an opportunity to pursue sales penetration of technology vendors not previously served by the
Company, but whose products were already tracked as part of its subscription-based products. In addition, while the Company has historically derived a significant percentage of its revenues from customers in the computer industry, primarily manufacturers of personal computers and related hardware and software, the Company has begun to target related technology markets such as the data communications, on-line services, Internet and interactive new media markets.

    DEVELOP INTERNET-BASED RESEARCH TOOLS AND OTHER NEW INFORMATION SERVICES. The use of the Internet for e-mail communications and information dissemination (through Web sites) has grown rapidly over the past several years. The Company is seeking to capitalize on this growth by expanding its recently introduced Internet-based research tools and information services such as Web site surveys and a survey to measure Internet and on-line service usage among technology purchase influencers. The Company also intends to develop other products and services that address specific customer demands and expand the use of its existing products and services to enable the Company to better leverage its proprietary technologies and infrastructure.

    DEVELOP ANCILLARY SERVICES TO CUSTOMER REGISTRATION. IntelliQuest believes it can leverage its position in the customer registration business to develop several ancillary services, such as customer satisfaction tracking, database management, database enhancement, and electronic marketing services. In addition, the Company believes the opportunity may exist to license the rights to customer registration information and consolidate such information into low-cost marketing data products.

    EXPAND INTERNATIONALLY. Demand for technology products in international markets has increased significantly in recent years. As the Company's customers expand their marketing activities worldwide, the Company has experienced increased demand for market research information and customer registration relating to international markets. Accordingly, the Company is expanding its overseas market research capabilities. The Company recently opened an office and data collection facility in London and has established research and distribution affiliate relationships with companies covering Japan, Europe, Canada, Mexico and Latin America.

    EXPAND THROUGH STRATEGIC BUSINESS COMBINATIONS. IntelliQuest believes that through continued growth, it will be better positioned to provide a comprehensive set of survey-based market research to a broader group of customers. The Company believes that the market research industry is highly fragmented and that opportunities exist to expand through acquisitions or other strategic business combinations. The Company plans to consider acquisitions of, alliances with, and investments in companies that provide products or services not offered by the Company, have strategic customer relationships, are located in attractive geographic locations or have proprietary technologies. For example, in May 1996, the Company acquired IntelliQuest Communications, whose proprietary electronic customer registration products will significantly expand the Company's offering of electronic registration services.

PRODUCTS AND SERVICES

    IntelliQuest offers its customers a variety of market research products and services within each of its three main product and service areas: renewable subscription-based products, renewable proprietary products and proprietary project research. The following table summarizes the Company's products and services:

     PRODUCT/SERVICE TYPE                 PRODUCT OR
                                           SERVICE                                                        GEOGRAPHIC
                                      (YEAR INTRODUCED)                  DESCRIPTION                       COVERAGE
RENEWABLE                       INTELLITRACK IQ                                                 INTERNATIONAL*
SUBSCRIPTION-BASED PRODUCTS     (1991)                          - GLOBAL TRACKING OF KEY BRAND
(MULTI-CUSTOMER)                                                  METRICS INCLUDING AWARENESS,
                                                                  IMAGE, CONSIDERATION,
                                                                  PREFERENCE AND REASONS FOR
                                                                  WON/LOST BUSINESS.
                                                                - USED AS GAUGE OF MARKETING
                                                                  EFFECTIVENESS AND TOOL FOR
                                                                  IMPROVING CUSTOMER
                                                                  CONSIDERATION RATES AND
                                                                  MARKET SHARE.
                                                                - DELIVERED MONTHLY OR
                                                                  QUARTERLY VIA STATISTICAL
                                                                  TABLES, GRAPHICAL REPORTS
                                                                  AND DISKETTE.
                                CIMS                                                            UNITED STATES
                                (1994)                          - COMPREHENSIVE DATABASE OF
                                                                  MEDIA HABITS AMONG
                                                                  TECHNOLOGY PURCHASE
                                                                  INFLUENCERS.
                                                                - USED FOR MEDIA PLANNING BY
                                                                  TECHNOLOGY ADVERTISERS AND
                                                                  FOR MARKETING PURPOSES BY
                                                                  SUBSCRIBING MEDIA COMPANIES.
                                                                - DELIVERED ANNUALLY VIA
                                                                  STATISTICAL TABLES, CD-ROM
                                                                  AND ON-LINE REPORTS.
                                WWITS                                                           UNITED STATES AND
                                (1996)                          - TRACKING OF INTERNET AND      EUROPE
                                                                  ON-LINE SERVICE ("OLS")
                                                                  USAGE.
                                                                - MONITORS ON-LINE ACTIVITIES
                                                                  OF INTERNET AND OLS USERS
                                                                  INCLUDING BRAND PERFORMANCE
                                                                  AND SATISFACTION LEVELS.
                                                                - DELIVERED QUARTERLY VIA
                                                                  STATISTICAL TABLES,
                                                                  DISKETTE, CD-ROM AND ON-LINE
                                                                  REPORTS.
RENEWABLE                       LONGITUDINAL                                                    INTERNATIONAL*
PROPRIETARY PRODUCTS            TRACKING STUDIES                - ONGOING RENEWABLE TRACKING
                                (1990)                            PROGRAMS CONDUCTED ON A
                                                                  PROPRIETARY BASIS FOR
                                                                  SPECIFIC CUSTOMERS.
                                                                - SYSTEMS DEVELOPED TO ASSURE
                                                                  CONSISTENCY ON A WORLDWIDE
                                                                  BASIS USING A COMPREHENSIVE
                                                                  SYSTEM OF SOFTWARE STANDARDS
                                                                  AND OPERATIONAL GUIDELINES.
                                                                - DELIVERED MONTHLY OR
                                                                  QUARTERLY VIA STATISTICAL
                                                                  TABLES, GRAPHICAL REPORTS
                                                                  AND DISKETTE.
                                CUSTOMER                                                        INTERNATIONAL*
                                REGISTRATION PRODUCTS           - MULTI-LANGUAGE ELECTRONIC
                                (1993)                            REGISTRATION APPLICATIONS
                                                                  UTILIZING CUSTOMIZED
                                                                  VERSIONS OF INTELLIQUEST'S
                                                                  PROPRIETARY SOFTWARE.
                                                                - TYPICALLY FACTORY
                                                                  PRE-INSTALLED AND SHIPPED
                                                                  WITH PRODUCT. BUYERS
                                                                  COMPLETE REGISTRATION
                                                                  APPLICATIONS ELECTRONICALLY
                                                                  AND AUTOMATICALLY RETURN VIA
                                                                  MODEM, DISK, FAX, E-MAIL, OR
                                                                  PRINT.
                                                                - DELIVERED WEEKLY AND
                                                                  QUARTERLY VIA STATISTICAL
                                                                  TABLES, GRAPHICAL REPORTS
                                                                  AND DISKETTE.
                                REPLYSAT                                                        INTERNATIONAL*
                                (1995)                          - TURNKEY PROGRAM FOR
                                                                  COLLECTING SATISFACTION
                                                                  INFORMATION UTILIZING
                                                                  INTERACTIVE MULTI-LANGUAGE
                                                                  SOFTWARE SYSTEM.
                                                                - COMPLETE INTEGRATION OF
                                                                  SURVEY SOFTWARE, CUMULATION,
                                                                  AND REPORT GENERATION TO
                                                                  PROVIDE COST EFFICIENCY AND
                                                                  CONSISTENCY ACROSS GLOBAL
                                                                  MARKETS.
                                                                - DELIVERED QUARTERLY VIA
                                                                  STATISTICAL TABLES,
                                                                  GRAPHICAL REPORTS AND
                                                                  DISKETTE.
PROPRIETARY PROJECT             PROPRIETARY                                                     INTERNATIONAL*
RESEARCH                        RESEARCH                        - FULL SERVICE CAPABILITIES
                                (1985)                            FOR LARGE-SCALE GLOBAL
                                                                  PROPRIETARY PROJECTS.
                                                                - PROPRIETARY METHODS
                                                                  DEVELOPED FOR MARKET
                                                                  SEGMENTATION, PRICING,
                                                                  ADVERTISING EFFECTIVENESS,
                                                                  PRODUCT DEVELOPMENT, BRAND
                                                                  MEASUREMENT, IMAGE
                                                                  ASSESSMENT, AND BRAND
                                                                  RESEARCH.
                                                                - DELIVERED AT END OF PROJECT
                                                                  VIA STATISTICAL TABLES,
                                                                  GRAPHICAL REPORTS AND
                                                                  DISKETTE.
                                TECHNOLOGY PANEL                                                UNITED STATES AND
                                (1994)                          - PRE-RECRUITED SAMPLE OF       EUROPE
                                                                  TECHNOLOGY INFLUENCERS FOR
                                                                  IMMEDIATE CUSTOMER RESEARCH
                                                                  NEEDS
                                                                - UTILIZES FAX/OCR TECHNOLOGY
                                                                  TO CREATE FAST TURNAROUND
                                                                  AND EXCELLENT COST
                                                                  EFFICIENCY.
                                                                - BROAD MARKET COVERAGE WITH
                                                                  APPROXIMATELY 16,000
                                                                  PARTICIPANTS.
                                                                - DELIVERED AT END OF PROJECT
                                                                  VIA STATISTICAL TABLES,
                                                                  GRAPHICAL REPORTS AND
                                                                  DISKETTE.

------------------------------
    * Through its offices in Austin and College Station, Texas, Atlanta, Georgia and London and affiliates abroad, the Company provides market research data on the following countries: the United States, Canada, Mexico, Brazil, France, the U.K., Germany, Italy and Japan.

    While the dynamics of each area are distinct, sales to customers in a given area often generate sales to customers in the other areas. For example, many of the Company's subscription-based products grew out of proprietary project research initially developed for multiple customers. Conversely, many renewable subscription-based products and/or renewable proprietary products provide the foundation for more specific proprietary project research.

RENEWABLE SUBSCRIPTION-BASED PRODUCTS

    Renewable subscription-based products are designed to help technology vendors undertake more systematic management of their branding and marketing efforts. Because research costs are shared by a number of industry participants, high quality information can be provided at cost-effective prices.

    INTELLITRACK IQ. IntelliTrack IQ is a family of subscription-based brand tracking studies delivered monthly or quarterly via statistical tables, graphical reports and diskette. Through over 45,000 annual interviews with key purchase influencers of computer-related equipment, IntelliTrack provides continuous international brand awareness, consideration and purchase data.

    IntelliTrack is sold through annual subscriptions for a customer-specified number of product and geographic market modules. Since 1991, the Company has increased the number of modules from two to 16. The product markets tracked include business-to-business markets for desktop personal computers, portable/notebook personal computers, workstation computers, printers, color printers, networking equipment and personal computers and printers used in the home. The geographic markets tracked include the United States, Canada, Mexico, Brazil, the U.K., France, Germany, Italy and Japan.

    IntelliTrack also offers omnibus and recontact services. The omnibus service allows customers to add questions to the IntelliTrack survey, providing additional in-depth data customized to customers' individual needs. Recontact studies allow customers direct access to original IntelliTrack respondents so that research projects can be conducted with specific target groups. Both services provide a cost-effective alternative to small, focused, proprietary studies.

    COMPUTER INDUSTRY MEDIA STUDY (CIMS). The Company maintains and markets CIMS, one of the leading databases of media readership and viewership habits of both business and household technology purchase influencers in the United States. Conducted on an annual basis, the research is designed to provide both advertisers and media companies with objective, comparable information about how to efficiently target advertising at key buying groups. Subscribers include most major technology-focused publishing groups as well as top advertisers in the categories measured, which include desktop PCs, notebook PCs, workstations, microprocessors, printers, peripherals, applications software, operating systems, LAN hardware/software, Internet working, wide-area networking and communications products. Subscribers may purchase by customer segment (business or home) or by product category. Databases are delivered via on-line services which incorporate media models that allow advertisers to develop media schedules which seek to maximize reach against target buying audiences. In addition to the advertising information, the scope of the study (10,000 business surveys and 5,000 home surveys) makes CIMS a comprehensive annual benchmark of market trends in both buying patterns and media behavior.

    WORLDWIDE INTERNET TRACKING STUDY (WWITS). The Company recently introduced WWITS, a subscription-based study that tracks Internet and on-line service (OLS) usage in the United States and Europe. Conducted quarterly in the United States and annually in France, Germany and the U.K., this study provides what the Company believes is the most accurate and comprehensive measurement of the size and growth of the Internet and OLS user population. Additionally, the study monitors the on-line activities of Internet and OLS users, including their brand preferences and satisfaction levels. Subscribers to the study include leading providers of hardware, software and services to the Internet market. Specific product categories tracked include on-line services, Internet access providers, browsers, search engines, hardware for accessing the Internet, and electronic commerce. Databases are delivered via hard copy reports and in electronic database format. As with IntelliTrack, WWITS also offers omnibus and recontact services.

RENEWABLE PROPRIETARY PRODUCTS

    To meet the unique information needs of certain customers, IntelliQuest designs and manages ongoing market feedback systems to deliver consistent and regular proprietary information databases.

    CUSTOMER REGISTRATION PRODUCTS. IntelliQuest offers innovative customer registration software products that provide technology vendors with a cost-effective way of capturing, analyzing and managing customer information. The Company's customer registration products include both customized and standard turnkey programs. IntelliQuest offers a complete solution with regard to response media including customer registration responses via modem, diskette, e-mail, fax, interactive voice response or print. Through the use of these technologies, IntelliQuest has been able to achieve customer registration rates that the Company believes are significantly higher than those achievable through traditional approaches and collect substantially more information per questionnaire in comparison to the questionnaires used in those approaches.

    Extensive experience in computer-based survey research techniques led to the Company's development of ReplyDisk, the Company's proprietary software application for conducting registrations electronically. ReplyDisk provides for fully interactive questionnaire logic, with complete multimedia capabilities, including the ability to incorporate voice, video, and high resolution graphics into registration products. Hardware manufacturers typically pre-load the software on their products so that the registration questionnaire automatically appears when the product is configured. In addition to collecting customer data, ReplyDisk can also be customized to incorporate electronic "infomercials," thus allowing customers to view additional support or warranty options or order products from an electronic catalog.

    CUSTOMER SATISFACTION TRACKING. The Company markets ReplySat, a ReplyDisk-based customer satisfaction product that provides customers with a cost-effective program for tracking customer attitudes and satisfaction towards their products. The Company provides a turnkey solution, including a pre-programmed and fully customizable survey application, as well as fully automated data collection and reporting systems. Under this program, customers subscribe to the service on a quarterly or semi-annual basis and receive data via statistical tables, graphical reports and diskettes. The program evaluates all aspects of the customer's buying experience including salespeople, features, support, service, and delivery. IntelliQuest's proprietary software allows customers to monitor a full range of satisfaction variables by asking individuals questions relevant to their own buying experience. Regular tracking of satisfaction allows IntelliQuest's customers to understand factors which drive satisfaction, monitor changes in product quality and service programs and appropriately position products. Customized customer satisfaction studies can also evaluate competitors' customer satisfaction, highlighting areas requiring relative improvement and identifying opportunities to exploit competitive advantages.

    LONGITUDINAL TRACKING STUDIES. IntelliQuest also provides proprietary customized brand, advertising, product and customer tracking programs. The Company creates proprietary tracking systems for certain customers, based on the IntelliTrack methodology, that monitor unique product or market segments and use IntelliTrack data for benchmarking and performance evaluation. The Company also tracks the effectiveness of specific advertising campaigns on an ongoing proprietary basis for certain customers. Finally, the Company designs and implements customized product and customer tracking research to follow products and customers through all phases of the product life cycle.

PROPRIETARY PROJECT RESEARCH

    In  addition  to  subscription-based  products  and  renewable   proprietary
products, IntelliQuest is a leading provider of the following types of proprietary market research studies to technology companies.

    PROPRIETARY RESEARCH

    MARKET OPPORTUNITY ASSESSMENT. IntelliQuest's market opportunity assessment enables companies to explore the potential and pitfalls of new products, channels or services.

    MARKET SEGMENT ANALYSIS. IntelliQuest's market segmentation studies assist customers in identifying segments with varying needs, quantifying the sizes and potential economic opportunities of the segments, describing the composition of each segment, analyzing each segment's sources of product information and evaluating alternative marketing communications messages.

    PRICING/PROFITABILITY RESEARCH. Through close work with top academic and industry researchers, the Company has refined a methodology to collect information on price and its relationship to other product attributes. Using this data, the Company is able to model various pricing strategies for its customers' products.

    PUBLISHER  STUDIES.   IntelliQuest provides customized  marketing studies to
technology magazine publishers to promote and sell advertising.

    TECHNOLOGY PANEL

    The Company's Technology Panel consists of approximately 16,000 persons involved in corporate purchases of technology goods and services who have agreed to participate in the Company's ongoing survey research projects. The Technology Panel provides the Company with pre-recruited technology respondents from a variety of corporate functional areas and product categories and rapid data collection tools to enable cost-effective research among specific technology respondent groups.

    The Technology Panel currently includes respondents from the United States and several major European countries and eventually is expected to cover all major global markets of interest to IntelliQuest's customers. In addition, the Company plans to utilize its Internet survey software, which is currently being developed, to gather electronic surveys from panel participants. This will benefit customers by improving turnaround time and more closely aligning the research process with the shortening life-cycles of technology products.

    Research panels are valuable sources of technology market research information. Panel research is well suited for (i) tracking customer behavior and attitudes, (ii) testing new products, (iii) conducting proprietary studies with hard to find respondents, (iv) obtaining time sensitive information for tactical decision making, (v) obtaining time sensitive competitive feedback, and
(vi) testing marketing campaigns or advertising concepts.

CUSTOMERS

    During 1995, the Company served approximately 100 customers. IntelliQuest's technology vendor customers include 3Com, 3M, Apple Computer, AT&T, Compaq Computer, Dell Computer, Digital Equipment, Hewlett-Packard, IBM, Intel, MicroHelp, Microsoft, Netscape, Novell, Symantec, Texas Instruments, Toshiba and US West. IntelliQuest also tracks over 60 publications for numerous publishers, including Dow Jones, Gannett, Time Warner and Ziff-Davis, who market to technology advertisers. The Company's customers have increasingly demanded consistent international market information. Revenues from international market research, which the Company first introduced in 1991, grew to $5.0 million in 1995, or approximately 26.0% of total revenues.

    In 1995, 84.7% of the Company's total revenues were derived from the Company's subscription-based products and contracts for renewable proprietary products, and the Company expects that a material portion of its revenues for the foreseeable future will continue to be derived from such sources. The remainder of the Company's revenues were derived from custom purchase orders for proprietary project research. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company's two largest customers, Microsoft and IBM, accounted for 15.1% and 10.5%, respectively, of 1995 revenues. No other customer accounted for 10% or more of revenues in 1995.

Substantially all of the Company's subscriptions and customer contracts are renewable annually at the option of the Company's customers, although no obligation to renew exists and a customer generally has no minimum purchase commitments thereunder. In addition, there is significant consolidation of companies in the technology industries served by the Company, a trend which the Company believes will continue. Consolidation among the Company's top customers could adversely affect customer budgets for the Company's products and services. No assurances can be given that the Company will maintain its existing customer base or that it will be able to attract new customers.

    IntelliQuest is committed to providing high quality market research in a cost-effective, consistent and user-friendly manner to its customers. Depending on their specific preferences, customers receive substantial support from the Company's customer development representatives, its account team and its marketing science department. In addition, the Company regularly solicits extensive feedback from customers regarding their satisfaction with the Company's products and services. The Company respects the confidentiality of the products, services and projects provided to each of its clients.

SALES AND MARKETING

    IntelliQuest has historically generated most of its new business through customer referrals supplemented by its own sales and marketing efforts. The Company believes that its success to date in generating new business has been a function primarily of its reputation for providing timely, high quality, cost-effective information to its customers and its investment in customer service and support. The Company has historically maintained a small, focused direct sales force to market the Company's products and services to potential new customers, and has only recently begun to develop a formal sales management structure. The Company has recently hired a Vice President of Sales and has increased its sales force to 10 persons as of September 23, 1996. The Company also trains and encourages all of its employees to monitor the information needs of existing customers in order to provide additional products and services. In addition, the Company's senior management actively participates in developing and maintaining customer relationships.

    The Company's sales cycle varies depending on the particular product or service being marketed. For subscription-based products, renewals are generally secured on an annual basis, typically in the fourth calendar quarter.

    The Company's primary marketing event is the annual IntelliQuest Brand Tech Forum (the "Forum"), attended by over 300 of the technology industry's marketing professionals. The conference features outside speakers on a variety of topics related to branding and technology marketing, and provides a public showcase for the Company's products and services. The 1996 Forum will be hosted by the Wall Street Journal and sponsored by CMP, Beyond Computing, Advertising Age and Alexander Communications. In addition, the Company sponsors a variety of user conferences for subscribers to its information products. These conferences provide customer feedback on potential product improvements and service enhancements.

    Publishers frequently contract with IntelliQuest to conduct research that is published or distributed to technology companies. The Company also provides data for editorial use, including providing USA Today with monthly survey information for the USA Today/IntelliQuest Technology Poll.

    As the Company develops new products and services targeted at broader-based market segments, it will need to continue to expand its direct sales force. There can be no assurance that the Company will be able to successfully develop or manage such a sales force. See "Risk Factors -- Expansion of Direct Sales Force."

PRODUCT DEVELOPMENT AND TECHNOLOGY

    The Company is actively developing new subscription-based information products. The Company focuses its product development efforts in areas where there is a demonstrated customer demand for consistent worldwide market research but where quality research is cost prohibitive unless shared among several customers.

    The Company is also investing in enabling technologies which increase the quality and efficiency of the data collection process. This includes continued enhancements to the Company's proprietary ReplyDisk software to enable it to operate on the Web. The Company also anticipates using the software for internal use (to improve data collection cost efficiencies) as well as licensing the software so that any company with a site on the Web can conduct electronic survey research. Additionally, the Company expects to use the Internet version of ReplyDisk to survey the Technology Panel, thereby lowering data collection costs and further reducing turnaround time on panel studies.

    The Company is also developing tools to further automate existing processes for data collection and analysis. This includes software that integrates the survey application with reporting packages, an automated graphical-user-interface-based survey builder to enhance the productivity of programmers in several aspects of the data collection process, and IntelliTab, the Company's recently introduced statistical reporting software.

    IntelliQuest Communications is also continuing to develop new products and technologies, such as its frame relay network, which can now process on-line calls in over 90 countries and 400 cities through the Internet. Intelliquest Communications also recently announced a new product called IntelliCIS, which provides real time customer and market research information to manufacturers based on worldwide customer registrations.

COMPETITION

    The technology-focused market research industry is highly competitive. The principal bases of competition in the Company's business are quality, industry knowledge, data delivery, geographic coverage, cost-effectiveness and customer service. The Company has traditionally competed directly with relatively small local providers of survey-based technology-focused market research. The Company also competes directly with third party providers of customer registration software (such as KAO Infosystems Company) as well as vendors' own customer registration software. In addition, the Company competes indirectly with significant providers of (i) analyst-based, technology-focused market research (such as Gartner Group, Inc., META Group, Inc. and Forrester Research, Inc.);
(ii) survey-based, general market research (such as A.C. Nielsen Company, NFO Research, Inc., Information Resources Inc. and The NPD Group, Inc.); and (iii) analyst-based, general business consulting. Although only a few of these competitors have to date offered survey-based, technology-focused market research that competes directly with the Company's products and services, many of these competitors have substantially greater financial, information gathering and marketing resources than the Company and could decide to increase their resource commitments to the Company's market. Moreover, each of these companies currently competes indirectly, if not directly, for funds available within aggregate industry-wide market research budgets. There are few barriers to entry into the Company's market, and the Company expects increased competition in one or more market segments addressed by the Company. Such competition could adversely affect the Company's operating results through pricing pressure, required increased marketing expenditures and loss of market share, among other factors. There can be no assurance that the Company will continue to compete successfully against existing or new competitors. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    The Company's success is in part dependent upon its proprietary software technology, research methods, data analysis techniques, and internal systems and procedures that it has developed specifically to serve customers in the technology industry. The Company has no patents; consequently, it relies on a combination of copyright, trademark and trade secret laws and employee and third-party non-disclosure agreements to protect its proprietary systems, software and procedures. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that third parties will not independently develop functionally equivalent or superior systems, software or procedures. The Company believes that its systems, software and procedures and other proprietary rights do not infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that any such claims will not require the Company to enter into materially adverse license arrangements or result in protracted and costly litigation, regardless of the merits of such claims.

EMPLOYEES

    As of September 23, 1996, IntelliQuest employed a total of 168 persons on a full-time basis, consisting of 50 in custom and syndicated media tracking, 34 in syndicated tracking, 39 in other technical services, 19 in client development and marketing and 26 in administrative functions. Of these employees, 29 are software programmers or database specialists. The Company also employed part-time individuals in its field operations, representing approximately 75 full-time equivalent employees. None of the Company's employees are represented by a collective bargaining agreement. The Company considers its relationship with its employees to be good.

FACILITIES

    The Company's headquarters are located in 22,300 square feet of leased office space in Austin, Texas. This facility accommodates research, marketing, sales, customer support and corporate administration. The lease on this facility expires in January 1998. The Company leases additional office space in Austin and College Station, Texas, Atlanta, Georgia and London. The Company believes that its existing facilities are adequate for its current needs and that additional facilities can be leased to meet future needs.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

              NAME             AGE                  POSITION
    Peter Zandan.............  43   Chairman and Chief Executive Officer
    Brian Sharples...........  35   President and Director
    James Schellhase.........  38   Chief Operating Officer, Chief Financial
                                    Officer and Director
    Lee Walker(1)(2).........  55   Director
    William Wood(1)(2).......  40   Director

------------------------
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

    PETER ZANDAN founded the Company and has been Chairman and Chief Executive Officer since 1985. Prior to founding IntelliQuest, he was an industry consultant and lectured at the University of Texas at Austin from 1985 to 1986. Mr. Zandan received a B.A. in history from the University of Massachusetts in 1975, and a Ph.D. in evaluation research and an M.B.A. from the University of Texas at Austin in 1982 and 1983, respectively.

    BRIAN SHARPLES joined IntelliQuest as Senior Vice President in 1990, was named President in 1991 and became a director in 1992. Prior to joining
IntelliQuest, he was a consultant in the high technology practice of Bain & Company, Inc. and Chief Executive Officer of Practical Productions, Inc., an event-based automotive distribution business. Mr. Sharples received a B.A. in economics and mathematics from Colby College in 1982 and an M.B.A. from the Stanford Graduate School of Business with a concentration in marketing and finance in 1986.

    JAMES SCHELLHASE joined IntelliQuest in 1994 as its Chief Operating Officer and Chief Financial Officer and was appointed as a director in May 1995. From 1989 to 1994, prior to joining IntelliQuest, he served as the Chief Financial Officer at Jones & Neuse, Inc., a full-service environmental consulting firm. Prior to joining Jones & Neuse, Mr. Schellhase was employed as the interim Chief Financial Officer at Guaranty Federal Savings Bank, Austin, Texas, and prior to that he was employed as an audit manager at Touche Ross & Co. (now Deloitte & Touche). Mr. Schellhase received a B.B.A. in accounting and an M.P.A. in financial reporting from the University of Texas at Austin in 1980 and 1981, respectively. Mr. Schellhase is a certified public accountant.


    LEE WALKER was elected a director of IntelliQuest in July 1996. Since 1991, he has been a lecturer at the University of Texas Graduate School of Business. From 1986 to 1991, he was President and Chief Operating Officer of Dell Computer Corporation, a manufacturer of personal computers. Mr. Walker is a director of Mobile Telecommunications Technologies Corp., a manufacturer of mobile telecommunications products. Mr. Walker received a B.S. in Physics from Texas A&M University and an M.B.A. from Harvard University.


    WILLIAM WOOD has served as a director of the Company since May 1993. Since 1984, Mr. Wood has been a general partner of Austin Ventures, a venture capital firm. Mr. Wood is a director of Matrix Service, a publicly held industrial services company. Mr. Wood received an A.B. in history from Brown University in 1978 and an M.B.A. from Harvard University in 1982.

DIRECTOR COMPENSATION

    All directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Directors currently receive no compensation for their service on the Board of Directors but may be reimbursed for reasonable expenses incurred in connection with their services as directors. In addition, under the 1996 Director Option Plan, directors who are not employees of the Company receive, at the discretion of the Board of Directors, options to purchase shares of Common Stock upon joining the Board of Directors. Thereafter, each non-employee director will receive, at the discretion of the Board of Directors, an annual grant of an option to purchase shares of Common Stock. See "Management -- Employee Benefit Plans -- 1996 Director Option Plan." The Company also does not provide additional compensation for committee participation or special assignments of the Board of Directors. Officers serve at the discretion of the Board of Directors.

BOARD COMMITTEES

    The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's stock and option plans. The Audit Committee evaluates the Company's internal audit and control functions.

COMPENSATION COMMITTEE INTERLOCKS

    The Compensation Committee and the Audit Committee of the Board of Directors each consist of William Wood and Lee Walker, neither of whom is an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability attributed to (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

    The Company  has entered  into  agreements to  indemnify its  directors  and officers, in addition to indemnification provided for in the Company's Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation paid by the Company during the year ended December 31, 1995 to the Company's Chief Executive Officer and the Company's two other executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                        AWARDS (1)
                                                                                       -------------
                                                               ANNUAL COMPENSATION      SECURITIES
                                                            -------------------------   UNDERLYING       ALL OTHER
               NAME AND PRINCIPAL POSITION                    SALARY        BONUS         OPTIONS       COMPENSATION
----------------------------------------------------------  -----------  ------------  -------------  ----------------
Peter Zandan, Chairman and Chief Executive Officer........  $   205,900   $  100,000        --         $    11,163(2)
Brian Sharples, President.................................      212,400      100,000        --              10,237(3)
James Schellhase, Chief Operating Officer and Chief
 Financial Officer........................................      103,500       96,350         32,991          --

------------------------
(1) The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during 1995.

(2) Includes an automobile allowance of $7,200, premiums for term life insurance paid by the Company for the benefit of Mr. Zandan of $2,270 and medical and group life insurance and other benefits of $1,693.

(3) Includes an automobile allowance of $7,200, premiums for term life insurance paid by the Company for the benefit of Mr. Sharples of $1,550 and medical and group life insurance and other benefits of $1,487.

OPTION GRANTS DURING FISCAL 1995

    The following table sets forth, as to the Named Executive Officers, information concerning stock options granted during the fiscal year ended December 31, 1995. No stock appreciation rights were granted during such year.

                          OPTION GRANTS IN FISCAL 1995

                                               INDIVIDUAL GRANTS (1)
                        -------------------------------------------------------------------
                                      % OF TOTAL                                              POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      OPTIONS                                               ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES    GRANTED TO                                              PRICE APPRECIATION FOR OPTION
                        UNDERLYING   EMPLOYEES IN                 MARKET PRICE                           TERM (4)
                          OPTIONS     FISCAL YEAR    EXERCISE      ON DATE OF    EXPIRATION  --------------------------------
         NAME             GRANTED         (1)        PRICE (2)       GRANT        DATE (3)      0%         5%         10%
----------------------  -----------  -------------  -----------  --------------  ----------  ---------  ---------  ----------
Peter Zandan..........      --            --            --             --            --         --         --          --
Brian Sharples........      --            --            --             --            --         --         --          --
James Schellhase......     32,991(5)       49.7%     $    0.68    $    1.81(6)      5/13/05  $  37,280  $  74,890  $  132,624

--------------------------
(1) The Company granted options to purchase 66,336 shares of Common Stock during fiscal 1995 that were outstanding as of December 31, 1995.

(2) The exercise price may be paid in cash, check, shares of the Company's Common Stock (subject to approval of the Board of Directors) or any combination of such methods.

(3) Options may terminate before their expiration date if the optionee's status as an employee is terminated or upon the optionee's death or disability.

(4) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future prices of its Common Stock.

(5) Forty percent (40%) of the shares subject to Mr. Schellhase's options vest on May 13, 1997 and twenty percent (20%) vest on each of the next three anniversaries thereof.

(6) The Board of Directors derived the fair market value of the Company's Common Stock on the date of grant using a comparison to the market value of a comparable publicly traded company and applying an appropriate discount to reflect the Company's status as a privately held corporation.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning option holdings for the fiscal year ended December 31, 1995 with respect to each Named Executive Officer. No options were exercised by the Named Executive Officers during such fiscal year.

                           AGGREGATED OPTION HOLDINGS

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                                OPTIONS AT FY-END             AT FY-END (1)
                                                            --------------------------  --------------------------
                           NAME                             EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Peter Zandan..............................................      --            --            --            --
Brian Sharples............................................      --            --            --            --
James Schellhase..........................................      10,264         74,046   $   173,088  $   1,230,682

------------------------
(1) Based on the initial public offering price of $17.00 per share less the exercise price payable for such shares.

INCENTIVE PROGRAM

    The Board of Directors establishes, on an annual basis, a cash incentive program for all of the Company's executive officers. The incentive program is based on performance relative to overall Company performance and executive team goals and objectives.

EMPLOYEE BENEFIT PLANS

AMENDED 1993 IQI CORP. STOCK OPTION PLAN


    Under the Company's Amended 1993 IQI Corp. Stock Option Plan (the "1993 Option Plan"), as of August 31, 1996, 135,500 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $0.34 per share. No further options will be granted under the 1993 Option Plan. Options under the 1993 Option Plan generally become exercisable over a vesting period of five years and as of August 31, 1996, outstanding options to purchase 18,571 shares of Common Stock had vested. Options under the 1993 Option Plan were issuable to employees of the Company and were intended as "incentive stock options" intended to qualify for certain favorable tax treatment. The exercise price of each incentive stock option is at least equal to the fair market value of the Common Stock on the date of grant.


1996 STOCK PLAN

    The Company has reserved an aggregate of 300,000 shares of Common Stock for issuance under its 1996 Stock Plan (the "1996 Plan"); as of August 31, 1996, 168,094 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $15.53 per share. No outstanding options under the 1996 Plan had vested as of August 31, 1996. The 1996 Plan was adopted by the Board of Directors and approved by the stockholders in February 1996. The 1996 Plan will terminate in February 2006 unless terminated earlier by the Board of Directors. The 1996 Plan provides for grants of options to employees and consultants (including officers and directors) of the Company and its subsidiaries. The 1996 Plan may be administered by the Board of Directors or by a committee appointed by the Board, in a manner that satisfies the legal requirements relating to the administration of stock plans under all applicable laws (the "Administrator"). The 1996 Plan is administered by the Compensation Committee.

    The exercise price of options granted under the 1996 Plan is determined by the Administrator. With respect to incentive stock options granted under the 1996 Plan, the exercise price must be at least equal to the fair market value per share of the Common Stock on the date of grant, and the exercise price of any incentive stock options granted to a participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock must be equal to at least 110% of the fair market value of the Common Stock on the date of grant. The maximum term of an option granted under the 1996 Plan may not exceed ten years from the date of grant (five years in the case of a participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock). In the event of the termination of an optionee's employment or consulting arrangement, options may only be exercised, to the extent vested as of the date of termination, for a period not to exceed 90 days (12 months in the case of termination as a result of death or disability) following the date of termination. Options may not be sold or transferred other than by will or the laws of descent and distribution, and may be exercised during the life of the optionee only by the optionee.

    Options to be granted under the 1996 Plan generally vest and become exercisable, assuming continued service as an employee or consultant, at a rate of 40% of the shares subject to an option vesting on the second anniversary of the commencement of vesting date and 20% of the shares on each of the next three anniversaries thereafter, such that all shares under an option vest in full five years from the commencement of vesting date assuming continued service as an employee or consultant. Options outstanding under the 1996 Plan generally have a term of ten years.

    In the event of a change of control of the Company, including a liquidation, merger or sale of substantially all of the Company's assets, all outstanding options will be assumed or an equivalent option substituted by the successor corporation or its parent or subsidiary unless the Administrator determines in its sole discretion that each optionee shall have the right to exercise his or her option in full, regardless of vesting. In the absence of assumption or substitution, any options not exercised as of the date of the change of control shall terminate upon such change of control.

1996 EMPLOYEE STOCK PURCHASE PLAN

    The Company has reserved an aggregate of 100,000 shares of Common Stock for issuance under its 1996 Employee Stock Purchase Plan (the "ESPP"). The ESPP was adopted by the Board of Directors and approved by the stockholders in February 1996. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 15% of their compensation (up to 30% of their compensation for the first period, commencing on July 1, 1996 and ending on December 31, 1996) provided that no employee may purchase more than $25,000 worth of stock in any calendar year. The ESPP has been implemented as a series of successive six-month offering periods, the first of which commenced on July 1, 1996 and will end on the last market trading day on or before December 31, 1996. The price of Common Stock purchased under the ESPP will be 85% of the lower of the fair market value of the Common Stock on the first and last day of each offering period. The ESPP will expire in 2006.

    As of August 31, 1996, no shares had been issued under the ESPP.

1996 DIRECTOR OPTION PLAN

    Non-employee directors are entitled to participate in the Company's 1996 Director Option Plan (the "Director Plan"). The Director Plan was adopted by the Board of Directors and approved by the stockholders in February 1996, and amended by the Board of Directors in August 1996. A total of 100,000 shares of Common Stock has been reserved for issuance under the Director Plan, options to purchase 5,000 of which were issued and outstanding as of August 31, 1996. The Director Plan provides that each non-employee director shall be granted, at the discretion of the Board of Directors, a nonstatutory option to purchase shares of Common Stock (the "First Option") upon the date such non-employee director first becomes a director (other than an employee director who ceases to be an employee but remains a director). In addition, each non-employee director who has been a non-employee director for longer than six months will annually be granted, at the discretion of the Board of Directors, a nonstatutory option to purchase shares of Common Stock (a "Subsequent Option"). Each non-employee director will be eligible to receive a Subsequent Option, regardless of whether such non-employee director was eligible to receive a First Option. Each First Option and Subsequent Option will have a term expiring on the earlier of the tenth anniversary of the date of grant or twelve months after the date on which the optionee ends his service as a director. The vesting terms of both the First Option and the Subsequent Option shall be at the discretion of the Board of Directors. The exercise price of a director option will be 100% of the fair market value per share of the Company's Common Stock on the date of the grant of the option. The exercise price of a director option granted to a director who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock must be equal to at least 110% of the fair market value of the Common Stock on the date of grant.

401(K) SAVINGS PLAN

    The Company maintains the IntelliQuest, Inc. 401(k) Savings and Retirement Plan, a defined contribution retirement plan with a cash or deferred arrangement as described in Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. All employees of the Company are eligible to participate in the 401(k) Plan on the first day of the month concurrent with or following the first anniversary of employment. The 401(k) Plan provides that each participant make elective contributions from 1% to 15% of his or her compensation, subject to statutory limits. The Company also provides a discretionary 100% matching contribution, subject to statutory limits. Under the terms of the 401(k) Plan, allocation of the matching contribution is integrated with Social Security, in accordance with applicable nondiscrimination rules under the Code.

                              CERTAIN TRANSACTIONS

    In May 1993, the Company (i) sold shares of its redeemable convertible preferred stock (designated as the "Series A Preferred Stock") convertible into an aggregate of 1,055,718 shares of Common Stock at an as-converted price of $1.36 per share, (ii) sold shares of its redeemable convertible preferred stock (designated as the "Series B Preferred Stock") convertible into an aggregate of 797,328 shares of Common Stock at an as-converted price of $2.96 per share and
(iii) issued warrants exercisable for an aggregate of 264,480 shares of Common Stock at an exercise price of $2.03 per share. In March 1996, in connection with the Company's initial public offering, all Preferred Stock was converted into Common Stock and all warrants were exercised. The purchasers of the Series A Preferred Stock and Series B Preferred Stock and warrants included the following 5% stockholders, directors and entities associated with directors:

                                                        SHARES OF SERIES   SHARES OF SERIES
                                                           A PREFERRED        B PREFERRED     WARRANTS TO PURCHASE
                         NAME                               STOCK(1)           STOCK(2)           COMMON STOCK
------------------------------------------------------  -----------------  -----------------  --------------------
Austin Ventures, L.P..................................         527,859(3)         398,664(4)            132,240(5)
Summit Partners L.P...................................         527,859(6)         398,664(7)            132,240(8)

--------------------------
(1) Represents shares of Common Stock issued upon conversion of shares of Series A Preferred Stock in connection with the Company's initial public offering.

(2) Represents shares of Common Stock issued upon conversion of shares of Series B Preferred Stock in connection with the Company's initial public offering.

(3) Includes 286,147 shares purchased by Austin Ventures III-A, L.P. and 241,712 shares purchased by Austin Ventures III-B, L.P. William Wood, a director of the Company, is a general partner of AV Partners III, L.P., the general partner of each of Austin Ventures III-A, L.P. and Austin Ventures III-B, L.P.

(4) Includes 216,112 shares purchased by Austin Ventures III-A, L.P. and 182,552 shares purchased by Austin Ventures III-B, L.P.

(5) Includes warrants to purchase 71,686 and 60,554 shares of Common Stock, issued to Austin Ventures III-A, L.P. and Austin Ventures III-B, L.P., respectively.

(6) Includes 517,302 shares purchased by Summit Ventures III, L.P. and 10,557 shares purchased by Summit Investors II, L.P. Summit Partners L.P., a 5% stockholder, is the general partner of each of Summit Ventures III, L.P. and Summit Investors II, L.P.

(7) Includes 390,691 shares purchased by Summit Ventures III, L.P. and 7,973 shares purchased by Summit Investors II, L.P.

(8) Includes warrants to purchase 129,595 and 2,645 shares of Common Stock, issued to Summit Ventures III, L.P. and Summit Investors II, L.P., respectively.

    Former holders of shares of the Series A Preferred Stock and Series B Preferred Stock and warrants to purchase Common Stock are entitled to certain registration rights with respect to the Common Stock issued upon conversion and/or exercise thereof. See "Description of Capital Stock -- Registration Rights."

    In May 1993, the Company purchased all outstanding shares of IntelliQuest, Inc. Common Stock from Peter Zandan, Chairman and Chief Executive Officer of the Company, in exchange for $2,050,000 in cash. IntelliQuest, Inc. is a wholly-owned subsidiary of the Company.

    In May 1993, the Company made a cash payment of $250,000 to Brian Sharples, President and a director of the Company, to cancel an option held by Mr. Sharples to purchase shares of Common Stock of IntelliQuest, Inc., a wholly-owned subsidiary of the Company.

    In May 1993, the Company issued to each of Mr. Zandan and Mr. Sharples 1,368,516 shares of the Company's Series A Common Stock in connection with the reorganization of the Company in exchange for cash payments from each of Mr. Zandan and Mr. Sharples of $37,333.12.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of August 31, 1996 and as adjusted to reflect the sale of Common Stock offered hereby for (i) each of the Company's directors, (ii) each of the Named Executive Officers, (iii) all directors and executive officers as a group, (iv) each person who is known by the Company to beneficially own more than 5% of the Common Stock, and (v) each other Selling Stockholder.

                                                                                                                     SHARES
                                                                          NUMBER OF SHARES                     BENEFICIALLY OWNED
                                                                      BENEFICIALLY OWNED PRIOR                       AFTER
                                                                           TO OFFERING(1)           SHARES       OFFERING(1)(2)
                                                                      -------------------------     BEING      ------------------
NAME                                                                      NUMBER        PERCENT   OFFERED(2)    NUMBER    PERCENT
--------------------------------------------------------------------  ---------------   -------   ----------   ---------  -------
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Peter Zandan........................................................    990,006            14.0    148,501       841,505     10.4
Brian Sharples (3)..................................................    516,218             7.3     77,433       438,785      5.4
James Schellhase....................................................     40,264            *         --           40,264     *
Lee Walker..........................................................     --                *         --           --         *
William Wood (4)....................................................    926,523            13.1    555,914       370,609      4.6
All directors and executive officers as a group (5 persons)
 (3)(4).............................................................  2,473,011            35.0    781,848     1,691,163     21.0
5% STOCKHOLDERS:
Austin Ventures, L.P. (5)...........................................    926,523            13.1    555,914       370,609      4.6
Summit Partners L.P. (6)............................................    926,523            13.1    555,914       370,609      4.6
Sydney Sharples (3).................................................    473,787             6.7    283,756       190,031      2.4
OTHER SELLING STOCKHOLDERS: (7)
A. Matthews Thompson................................................    184,244(8)          2.6     92,122        92,122      1.1
Noro-Moseley Partners III, L.P......................................     90,910             1.3     45,455        45,455     *
Ralph W. Bowlin.....................................................     61,289            *        30,645        30,644     *
77 Capital Partners, L.P............................................     48,413            *        24,207        24,206     *
Mark Novisoff.......................................................     30,152            *        15,076        15,076     *
MicroWarehouse......................................................     17,272            *         8,636         8,636     *
Patrick M. Cummiskey................................................     16,383            *         8,192         8,191     *
Michael J. Geihsler.................................................     13,145            *         6,573         6,572     *
Other Selling Stockholders (17 persons).............................     58,870(9)         *        28,576        30,294     *

------------------------------
*   Less than 1%.

(1) Based on 7,068,708 shares of Common Stock outstanding as of August 31, 1996 and 8,068,708 shares of Common Stock outstanding immediately after this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of August 31, 1996 are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each stockholder's name.

(2) Assumes no exercise of the Underwriters' over-allotment option to purchase 432,150 shares of Common Stock. If exercised, the additional shares purchasable pursuant to this option shall be allocated among Austin
    Ventures, L.P., Summit Ventures, L.P., Peter Zandan, Brian Sharples and James Schellhase.

(3) Sydney Sharples is the former spouse of Brian Sharples. Mr. Sharples disclaims any beneficial ownership of Ms. Sharples' shares. The mailing address of Ms. Sharples is c/o IntelliQuest Information Group, Inc., 1250 Capital of Texas Highway South, Building Two, Plaza One, Austin, Texas 78746.

(4) Prior to this offering, includes 502,259 shares held by Austin Ventures III-A, L.P. and 424,264 shares held by Austin Ventures III-B, L.P. Mr. Wood is a general partner of AV Partners III, L.P., the general partner of each of Austin Ventures III-A, L.P. and Austin Ventures III-B, L.P. Mr. Wood disclaims beneficial ownership of all such shares except as to the pecuniary interest therein arising from his interest in such funds.

(5) Prior to this offering, includes 502,259 shares held by Austin Ventures III-A, L.P. and 424,264 shares held by Austin Ventures III-B, L.P. The mailing address of Austin Ventures, L.P. is 114 West 7th Street, Suite 1300, Austin, Texas, 78701.

(6) Prior to this offering, includes 907,993 shares held by Summit Ventures III, L.P. and 18,530 shares held by Summit Investors II, L.P. Summit Partners L.P. is the general partner of each of Summit Ventures III, L.P. and Summit Investors II, L.P. The mailing address of Summit Partners L.P. is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210.

(7) "Other Selling Stockholders" consist of former shareholders of IntelliQuest Communications, each of whom has the right to register up to 50% of the shares of Company Common Stock he or she received in the acquisition of IntelliQuest Communications by the Company. The table assumes that each such stockholder will exercise in full his or her right to register and sell such shares.

(8) Includes 20,000 shares held by the Matt and Carol Thompson Charitable Remainder Trust, of which Matt Thompson and his wife Carol are trustees.

(9) Includes 864 shares issuable pursuant to stock options exercisable within 60 days of August 31, 1996.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.0001 par value, and 1,000,000 shares of Preferred Stock, $.0001 par value.

    The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation which is included as an exhibit to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.

COMMON STOCK

    There will be 8,068,708 shares of Common Stock outstanding (assuming no exercise after August 31, 1996 of outstanding options) after giving effect to the sale of Common Stock offered hereby.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

    Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of Preferred Stock outstanding and the Company has no plans to issue any of the Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

CERTIFICATE OF INCORPORATION AND BYLAWS

    The Certificate of Incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit increases in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Effect of Anti-Takeover Provisions."

DELAWARE TAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

    After this offering, the holders of approximately 1,000,686 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act.

    With respect to approximately 741,218 of such shares, these rights are provided under the terms of an agreement between the Company and the holders of certain shares of capital stock that have been converted into Common Stock (the "Registrable Securities"). Subject to certain limitations in such agreement, the holders of at least 50% of the Registrable Securities then outstanding may require, on no more than two occasions, that the Company use its best efforts to register the Registrable Securities for public resale, provided the estimated aggregate offering price of such securities exceeds $5,000,000. If the Company registers any of its Common Stock either for its own account or for the account of other security holders on Form S-3, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in such offering. The holders of Registrable Securities may also require the Company, on no more than two occasions over 12 months, to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price, net of the underwriting discounts and commissions, is at least $500,000. All registration and selling expenses attributable to the registration of the holders' shares must be borne by the holders requesting such registration.

    With respect to approximately 259,468 of such shares, these rights are provided under the terms of a registration rights agreement between the Company, holders of the shares of Common Stock described in the previous paragraph and certain former shareholders of IntelliQuest Communications. Subject to certain limitations in such agreement, the holders of such shares may register up to 50% of their shares in a registration initiated by the Company either for its own account or for the account of other security holders. After December 1, 1997, the holders of at least 40% of such securities then outstanding may require that the Company use its best efforts to register all shares held by those stockholders requesting such registration. All registration and selling expenses attributable to the registration of the holders' shares will be borne by the Company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is American Securities Transfer and Trust, Incorporated.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding an aggregate of 8,068,708 shares of Common Stock, assuming no exercise of outstanding options after August 31, 1996. Of these outstanding shares of Common Stock, the 2,881,000 shares sold in this offering and approximately 2,676,337 additional shares already outstanding will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 2,511,371 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares") and will be subject to the lock-up arrangements described below. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

    The Company and its directors, executive officers and all Selling Stockholders have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for a period of 90 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, the shares subject to lock-up agreements will not be saleable until 90 days after the date of this Prospectus (or earlier with the consent of William Blair & Company, L.L.C.).

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 80,687 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate of the Company), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. The Company has filed a registration statement on Form S-8 under the Securities Act covering an aggregate of 741,080 shares of Common Stock reserved for issuance under the Company's 1993 Option Plan, 1996 Plan, the Director Plan and the ESPP. See "Management -- Employee Benefit Plans." Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. As of August 31, 1996 options to purchase 135,500 shares were issued and outstanding under the 1993 Option Plan, options to purchase 168,094 shares had been granted under the 1996 Plan, options to purchase 5,000 shares had been granted under the Director Plan and no shares had been issued under the ESPP.

                                  UNDERWRITING

    The several Underwriters named below (the "Underwriters"), for which William Blair & Company, L.L.C. and Robertson, Stephens & Company LLC are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company, the Selling Stockholders and the Underwriters (the "Underwriting Agreement"), to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to each of the Underwriters, the respective number of shares of Common Stock (or warrants therefor) set forth opposite each Underwriter's name in the table below.

                                                                                                        NUMBER OF
UNDERWRITERS                                                                                             SHARES
-----------------------------------------------------------------------------------------------------  -----------
William Blair & Company, L.L.C.......................................................................
Robertson, Stephens & Company LLC....................................................................
                                                                                                       -----------
    Total............................................................................................    2,881,000
                                                                                                       -----------
                                                                                                       -----------

    In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Common Stock being sold pursuant to the Underwriting Agreement if any of the Common Stock being sold pursuant to the Underwriting Agreement (excluding shares covered by the over-allotment option granted therein) is purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters shall be increased or the Underwriting Agreement may be terminated.

    The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession of not more than $ per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per share to certain other dealers. After the public offering, the public offering price and other selling terms may be changed by the Representatives.

    Certain Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 432,150 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby. The additional shares purchased pursuant to this option shall be allocated among Austin Ventures, L.P., Summit Ventures, L.P, Peter Zandan, Brian Sharples and James Schellhase.

    The Company, its directors, executive officers and all Selling Stockholders have agreed that they will not sell, contract to sell or otherwise dispose of any Common Stock or any interest therein for a period of 90 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C., except for the Common Stock offered hereby.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The rules of the Commission generally prohibit the Underwriters and other members of the selling group, if any, from making a market in the Company's Common Stock during the "cooling-off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter or other members of the selling group, if any, to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group, if any, may engage in passive market making in the Company's Common Stock during the cooling-off period.

                                 LEGAL MATTERS

    Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

    The financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                      INTELLIQUEST INFORMATION GROUP, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.....................................................        F-2
Consolidated Balance Sheet............................................................        F-3
Consolidated Statement of Operations..................................................        F-4
Consolidated Statement of Common Stockholders' Equity (Deficit).......................        F-5
Consolidated Statement of Cash Flows..................................................        F-6
Notes to Consolidated Financial Statements............................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of IntelliQuest Information
Group, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of common stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of IntelliQuest Information Group, Inc. and its subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Austin, Texas
July 25, 1996

                      INTELLIQUEST INFORMATION GROUP, INC.
                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     DECEMBER 31,
                                                                 --------------------   JUNE 30,
                                                                   1994       1995        1996
                                                                 ---------  ---------  -----------
                                                                                       (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and equivalents.........................................  $   1,283  $   1,688   $  26,391
  Accounts receivable, net of allowances for doubtful accounts
   of $43, $341, and $353, respectively........................      2,396      2,990       3,687
  Unbilled revenues............................................        413      1,599       1,151
  Projects in process..........................................        518         71       1,862
  Prepaid expenses and other assets............................         97         32         263
                                                                 ---------  ---------  -----------
    Total current assets.......................................      4,707      6,380      33,354

Furniture and equipment, net...................................      1,031      1,537       2,021
Other assets...................................................        169         89         145
                                                                 ---------  ---------  -----------
    Total assets...............................................  $   5,907  $   8,006   $  35,520
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

                       LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.............................................  $     965  $   1,174   $   1,536
  Accrued liabilities..........................................        243      1,263       1,043
  Deferred revenues............................................      2,173      1,822       2,987
  Other current liabilities....................................        112        103         168
                                                                 ---------  ---------  -----------
    Total current liabilities..................................      3,493      4,362       5,734

Capital lease obligations and deferred rent....................        157        170         138
                                                                 ---------  ---------  -----------
    Total liabilities..........................................      3,650      4,532       5,872
                                                                 ---------  ---------  -----------
Redeemable convertible preferred stock.........................      4,141      4,420      --
                                                                 ---------  ---------  -----------
Preferred stock, $.0001 par value, 1,000,000 shares authorized,
 no shares issued or outstanding...............................     --         --          --
Common Stockholders' Equity (Deficit):
  Common stock, $.0001 par value, 30,000,000 shares authorized,
   3,196,846, 3,245,193, and 6,997,719 shares issued and
   outstanding, respectively...................................          1          1           1

  Capital in excess of par value...............................      2,482      2,345      32,613
  Deferred compensation........................................       (850)       (61)        (54)
  Foreign currency translation.................................     --         --               1
  Accumulated deficit..........................................     (3,517)    (3,231)     (2,913)
                                                                 ---------  ---------  -----------
    Total common stockholders' equity (deficit)................     (1,884)      (946)     29,648
                                                                 ---------  ---------  -----------
    Total liabilities, redeemable convertible preferred stock
     and common stockholders' equity (deficit).................  $   5,907  $   8,006   $  35,520
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                                       FOR THE SIX MONTHS ENDED
                                                     FOR THE YEAR ENDED DECEMBER 31,           JUNE 30,
                                                    ---------------------------------  ------------------------
                                                      1993       1994        1995         1995         1996
                                                    ---------  ---------  -----------  -----------  -----------
                                                                                             (UNAUDITED)
Revenues:
  Renewable subscription-based products...........  $   2,055  $   6,157  $     8,064  $     2,216  $     3,234
  Renewable proprietary products..................      2,055      4,185        8,120        3,150        3,915
  Proprietary project research....................      2,039      3,647        2,930        1,653        1,617
                                                    ---------  ---------  -----------  -----------  -----------
  Total revenues..................................      6,149     13,989       19,114        7,019        8,766

Operating expenses:
  Cost of revenues................................      3,372      8,457       10,103        3,267        3,685
  Sales, general and administrative...............      2,661      3,996        5,575        2,589        2,792
  Product development.............................        880      1,545        1,979          838        1,693
  Depreciation and amortization...................        152        265          317          141          317
                                                    ---------  ---------  -----------  -----------  -----------
  Total operating expenses........................      7,065     14,263       17,974        6,835        8,487
                                                    ---------  ---------  -----------  -----------  -----------
Operating income (loss)...........................       (916)      (274)       1,140          184          279
                                                    ---------  ---------  -----------  -----------  -----------
Other income (expense):
  Interest income and other.......................         12         12           49           41          290
  Interest expense................................        (32)       (25)         (31)         (38)         (36)
                                                    ---------  ---------  -----------  -----------  -----------
  Income (loss) before income taxes...............       (936)      (287)       1,158          187          533
Provision (benefit) for income taxes..............         (1)         2          593          141          152
                                                    ---------  ---------  -----------  -----------  -----------
Net income (loss).................................  $    (935) $    (289) $       565  $        46  $       381
                                                    ---------  ---------  -----------  -----------  -----------
                                                    ---------  ---------  -----------  -----------  -----------
Net income per share..............................                        $       .10  $       .01  $       .06
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------
Weighted average number of common and common
 equivalent shares outstanding....................                          5,526,371    5,512,365    6,481,989
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.
        CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                COMMON STOCK      CAPITAL                             TOTAL
                                                              ----------------   IN EXCESS          ACCUMULATED   STOCKHOLDERS'
                                                                          PAR     OF PAR             EARNINGS        EQUITY
                                                               SHARES    VALUE     VALUE     OTHER   (DEFICIT)      (DEFICIT)
                                                              ---------  -----   ---------   -----  -----------   -------------
Balance, December 31, 1992..................................     --      $--      $      6   $--      $   192        $   198
Issuances of common stock...................................  3,045,710      1         494    --       --                495
Purchase of IntelliQuest, Inc. common stock from
 affiliate..................................................     --       --            (6)   --       (2,044)        (2,050)
Accretion of preferred stock to redemption value............     --       --        --        --         (162)          (162)
Net loss....................................................     --       --        --        --         (935)          (935)
                                                              ---------  -----   ---------   -----  -----------   -------------
Balance, December 31, 1993..................................  3,045,710      1         494    --       (2,949)        (2,454)
Issuances of common stock...................................    151,136   --         1,106    --       --              1,106
Deferred stock option compensation..........................     --       --           882    (882)    --             --
Amortization of deferred compensation.......................     --       --        --          32     --                 32
Accretion of preferred stock to redemption value............     --       --        --        --         (279)          (279)
Net loss....................................................     --       --        --        --         (289)          (289)
                                                              ---------  -----   ---------   -----  -----------   -------------
Balance, December 31, 1994..................................  3,196,846      1       2,482    (850)    (3,517)        (1,884)
Issuances of common stock...................................     48,347   --           547    --       --                547
Amortization of deferred compensation.......................     --       --        --          98     --                 98
Cancellation of stock option compensation...................     --       --          (752)    752     --             --
Deferred compensation.......................................     --       --            68     (68)    --             --
Amortization of deferred compensation.......................     --       --        --           7     --                  7
Accretion of preferred stock to redemption value............     --       --        --        --         (279)          (279)
Net income..................................................     --       --        --        --          565            565
                                                              ---------  -----   ---------   -----  -----------   -------------
Balance, December 31, 1995..................................  3,245,193      1       2,345     (61)    (3,231)          (946)
Accretion of preferred stock to redemption value............     --       --        --        --          (63)           (63)
Conversion of redeemable convertible preferred stock and
 warrants upon initial public offering......................  2,117,526   --         5,020    --       --              5,020
Common stock issued upon initial public offering............  1,635,000   --        25,248    --       --             25,248
Amortization of deferred compensation.......................     --       --        --           7     --                  7
Change in cumulative foreign currency translation...........     --       --        --           1     --                  1
Net income..................................................     --       --        --        --          381            381
                                                              ---------  -----   ---------   -----  -----------   -------------
Balance, June 30, 1996 (unaudited)..........................  6,997,719  $   1    $ 32,613   $ (53)   $(2,913)       $29,648
                                                              ---------  -----   ---------   -----  -----------   -------------
                                                              ---------  -----   ---------   -----  -----------   -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                    FOR THE
                                                            FOR THE YEAR ENDED DECEMBER 31,     SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                            -------------------------------  ----------------------
                                                              1993       1994       1995        1995        1996
                                                            ---------  ---------  ---------  -----------  ---------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).......................................  $    (935) $    (289) $     565   $      46   $     381
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation and amortization.........................        153        268        357         157         352
    Bad debt expense......................................         68         45        311          99          60
    Loss on sale of equipment and other...................          2          5          3      --          --
    Noncash stock option compensation expense.............     --             33         98          98           7
    Net changes in assets and liabilities:
      Accounts receivable and unbilled revenue............     (2,300)       310     (2,096)     (1,449)       (309)
      Prepaid expenses and other assets...................        (91)       (68)        64         (24)        (88)
      Projects in process.................................       (883)       365        447      (1,390)     (1,791)
      Accounts payable and accrued expenses...............      1,004         36      1,234         773         142
      Deferred revenues...................................      2,114       (595)      (351)      2,187       1,165
      Deferred rent and other.............................         27         45         (7)        161        (114)
                                                            ---------  ---------  ---------  -----------  ---------
        Net cash provided by (used in) operating
         activities.......................................       (841)       155        625         658        (195)
                                                            ---------  ---------  ---------  -----------  ---------
Cash flows from investing activities:
  Purchases of equipment and leasehold improvements.......       (297)      (632)      (867)       (338)       (789)
  Other...................................................        (12)       (23)        96          87        (111)
                                                            ---------  ---------  ---------  -----------  ---------
        Net cash used in investing activities.............       (309)      (655)      (771)       (251)       (900)
                                                            ---------  ---------  ---------  -----------  ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock..................        495      1,106        547         547      25,786
  Borrowings under line of credit.........................        732        375        650          64          46
  Repayments on line of credit............................       (996)      (375)      (675)     --          --
  Proceeds from notes payable.............................     --             50         65      --          --
  Repayments of principal on capital lease obligations....        (46)       (67)       (36)        (23)        (34)
  Purchase of stock of IntelliQuest, Inc. from
   affiliate..............................................     (2,050)    --         --          --          --
  Net proceeds from issuance of preferred stock...........      3,700     --         --          --          --
                                                            ---------  ---------  ---------  -----------  ---------
        Net cash provided by financing
         activities.......................................      1,837      1,089        551         588      25,798
                                                            ---------  ---------  ---------  -----------  ---------
Net increase in cash and equivalents......................        687        589        405         995      24,703
Cash and cash equivalents at the beginning of the
 period...................................................          7        694      1,283       1,283       1,688
                                                            ---------  ---------  ---------  -----------  ---------
Cash and cash equivalents at the end of the period........  $     694  $   1,283  $   1,688   $   2,278   $  26,391
                                                            ---------  ---------  ---------  -----------  ---------
                                                            ---------  ---------  ---------  -----------  ---------
Supplemental cash flow disclosures:
  Interest paid...........................................  $      32  $      25  $      42   $      13   $       9
                                                            ---------  ---------  ---------  -----------  ---------
                                                            ---------  ---------  ---------  -----------  ---------
  Property and equipment acquired under capital leases....  $      56  $  --      $       9   $  --       $  --
                                                            ---------  ---------  ---------  -----------  ---------
                                                            ---------  ---------  ---------  -----------  ---------
  Taxes paid..............................................  $  --      $       5  $     305   $      27   $     391
                                                            ---------  ---------  ---------  -----------  ---------
                                                            ---------  ---------  ---------  -----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY
    IntelliQuest Information Group, Inc. ("IntelliQuest" or the "Company") is a leading provider of quantitative marketing information to technology companies. IntelliQuest supplies customers with timely, objective, accurate and cost-effective information about technology markets, customers and products on both a subscription basis and a proprietary project basis. The Company operates in a single industry segment.

    IntelliQuest, Inc. ("Old IntelliQuest") was incorporated in Texas in 1985. In 1993, Old IntelliQuest was acquired by IntelliQuest, a majority of which was owned by the former principal of Old IntelliQuest. In connection with this, a cash payment of $2,050,000 was made to the controlling shareholder of Old IntelliQuest. This acquisition was accounted for as a reorganization of entities under common control, where the bases of Old IntelliQuest assets and liabilities carried over to IntelliQuest. IntelliQuest was reincorporated in Delaware on March 19, 1996. In conjunction with this reincorporation, the Company changed its name to IntelliQuest Information Group, Inc.

    During 1995, the Company formed a wholly-owned subsidiary located in London, England. At December 31, 1995, the total assets and liabilities of this subsidiary were approximately $259,000 and $42,000, respectively, net of intercompany eliminations. Net losses related to this subsidiary for the year ended December 31, 1995 totaled $34,000. In addition, as more fully described in
Note 2, IntelliQuest acquired IntelliQuest Communications during May 1996. Unless otherwise specified, references herein to the "Company" or "IntelliQuest" mean IntelliQuest Information Group, Inc. and all of its wholly-owned subsidiaries.

    THE DELAWARE REINCORPORATION

    In connection with the reincorporation, IntelliQuest exchanged 1 share of its preferred stock and common stock for every 1.364 shares of preferred stock and common stock, respectively, held by the stockholders of Old IntelliQuest (the "Share Exchange"). All shares and per share amounts, including warrants and options for such shares, included in the accompanying financial statements have been adjusted to give retroactive effect to the Share Exchange. Additionally, IntelliQuest's Certificate of Incorporation, amended following the consummation of the initial public offering, authorized 30,000,000 shares of Common Stock with a $.0001 par value and 1,000,000 shares of preferred stock with a $.0001 par value. The Board of Directors has the authority to issue the preferred stock and to fix the rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders.

2.  ACQUISITION
    In May 1996, IntelliQuest completed a merger with IntelliQuest Communications, Inc. ("IntelliQuest Communications," formerly known as Pipeline Communications, Inc.), which became a wholly-owned subsidiary of IntelliQuest. A total of 562,500 shares of IntelliQuest common stock and common stock options were exchanged for all outstanding shares of common stock, stock options, and warrants of IntelliQuest Communications. The transaction was accounted for as a pooling of interests and therefore, all prior period financial statements have been restated as if the acquisition had taken place at the beginning of such periods.

                      INTELLIQUEST INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

2.  ACQUISITION (CONTINUED)
    Separate results of operations for the periods prior to the acquisition of IntelliQuest Communications are as follows:

                                                    FOR THE YEAR ENDED                     FOR THE SIX MONTHS ENDED
                                    ---------------------------------------------------  ----------------------------
                                    DECEMBER 31,     DECEMBER 31,       DECEMBER 31,       JUNE 30,       JUNE 30,
                                        1993             1994               1995             1995           1996
                                    -------------  -----------------  -----------------  -------------  -------------
                                                                                          (UNAUDITED)    (UNAUDITED)
Revenues
  IntelliQuest....................    $   6,139       $    12,983        $    16,974      $     5,999    $     7,209
  IntelliQuest Communications.....           10             1,006              2,140            1,020          1,557
                                    -------------        --------           --------     -------------  -------------
Combined..........................        6,149       $    13,989        $    19,114      $     7,019    $     8,766
                                    -------------        --------           --------     -------------  -------------
Net Income (loss)
  IntelliQuest....................    $    (487)      $       (24)       $       911      $       212    $       464
  IntelliQuest Communications.....         (448)             (265)              (346)            (166)           (83)
                                    -------------        --------           --------     -------------  -------------
Combined..........................    $    (935)      $      (289)       $       565      $        46    $       381
                                    -------------        --------           --------     -------------  -------------

3.  SIGNIFICANT ACCOUNTING POLICIES
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Since much of the Company's revenues are based upon percentage of projects completed based on costs input compared to total estimated project costs, the determination of the resultant revenue requires ongoing estimates by management of costs to complete these projects. Actual results could differ from those estimates.

    The accompanying consolidated balance sheet as of June 30, 1996 and the related consolidated statements of operations, of common stockholders' equity (deficit) and of cash flows for the six months ended June 30, 1995 and 1996 are unaudited but, in the opinion of management include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods.

    REVENUE RECOGNITION

    The Company offers renewable subscription-based products which provide similar information to a number of clients at a shared-cost price. The Company also offers proprietary tracking products that manage ongoing market feedback and proprietary research. Revenue from certain annual subscription-based products (such as Computer Industry Media Study (CIMS)) and the related costs are deferred until delivery. Revenues from other renewable subscription-based and proprietary tracking products containing a subscription period are recognized on a straight-line basis over the subscription period. Revenues from processing transactions are recognized as the transactions are processed for customers and are included in renewable proprietary products revenues. Revenues from proprietary research service contracts are recognized in proportion to performance required under the contracts (percentage of completion) based on cost input. Losses on a given contract are recognized when determined probable.

    The Company bills its clients for products and services based on terms of the contracts, which may not coincide with criteria required for revenue recognition. Deferred revenue represents amounts

                      INTELLIQUEST INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) invoiced prior to rendering the related services while unbilled revenue represents the billing value of services rendered prior to being invoiced. Substantially all the deferred and unbilled revenue will be earned and billed, respectively, within twelve months of the respective period ends.

    PRODUCT DEVELOPMENT COSTS

    Product development costs include costs incurred to develop or design new products, services or processes and significantly enhance existing products, services and processes and are expensed as incurred. If material, costs to develop software, which is an integral part of a product or service, that are incurred subsequent to attaining technological feasibility are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. These costs are then amortized on a straight line basis over the estimated economic life or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, costs incurred subsequent to attaining technological feasibility have been immaterial and therefore the Company has not capitalized any such costs.

    REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

    Redeemable convertible preferred stock is presented net of issuance costs and approximates redemption value. As discussed in Note 9, all holders of redeemable convertible preferred stock converted their redeemable convertible preferred stock into common stock concurrent with the closing of IntelliQuest's initial public offering. The redeemable convertible preferred stockholders also received warrants to purchase 264,480 shares of Common Stock at $2.03 per share. These warrants were exercised prior to the initial public offering.

    PRO FORMA NET INCOME PER SHARE

    The Company's historical capital structure is not indicative of its prospective structure due to the conversion of all shares of redeemable convertible preferred stock into common stock and the exercise of warrants to purchase common stock concurrent with the closing of the Company's initial public offering. Accordingly, historical net income (loss) per share is not considered meaningful and has not been presented herein.

    Pro forma net income per share is computed based upon the weighted average number of common shares outstanding and gives effect to certain adjustments described below. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be antidilutive, except that, for 1995 in conformity with Securties and Exchange Commission requirements, common and common stock equivalent shares issued by the Company during the twelve month period prior to the filing of its initial public offering have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and the initial public offering price of $17 per share. Additionally, 1,055,718 shares of redeemable convertible preferred stock designated as the Series A Convertible Preferred Stock and 797,328 shares of redeemable convertible preferred stock designated as the Series B Convertible Preferred Stock were assumed to have been converted and warrants to purchase 264,480 shares of Common Stock were assumed to have been exercised as of January 1, 1995. The redeemable convertible preferred stock was converted and the warrants were exercised in connection with the Company's initial public offering in March 1996.

    FURNITURE AND EQUIPMENT

    Furniture and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the respective assets which range from three to seven years. Amortization of assets acquired under capital leases is included in depreciation and amortization.

                      INTELLIQUEST INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROJECT COSTS

    Costs associated with CIMS are deferred and included in projects in process until the results of the study are delivered. These costs include personnel and other direct costs, as well as associated overhead. Upon release of the study, these costs are included in cost of revenues.

    Costs relating to all other projects, including development of databases, are expensed as incurred.

    INCOME TAXES

    Deferred income taxes are provided for the tax effects of differences between the financial reporting bases and the income tax bases of the Company's assets and liabilities as measured by the enacted tax rates.

    CASH EQUIVALENTS AND INVESTMENTS

    The Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

    Included in cash and equivalents are investments consisting primarily of U.S. government debt securities with readily determinable fair market values. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's investments are classified as available-for-sale and accordingly, are reported at fair value, with unrealized gains and losses reported net of taxes as a separate component of common stockholders' equity.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities is a reasonable estimate of their fair value because of the short-term maturity of all such instruments.

    FOREIGN CURRENCIES

    The foreign subsidiary operates in a local currency environment. Balance sheet accounts are translated at exchange rates existing at the balance sheet date. Revenue and expense accounts are translated at average exchange rates prevailing during the period. Translation gains and losses are accumulated and reported as a separate component of stockholders' equity. There have not been material translation gains or losses as of December 31, 1995.

    NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted the statement in the first quarter of 1996 and the adoption did not have a material effect.

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS No. 123). FAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. It also allows for companies to continue to follow the intrinsic value based approach previously allowed with footnote disclosure of the pro forma net income and earnings per share of the fair value based approach. The Company anticipates following this latter approach so the impact on the Company's financial statements will not be significant.

                      INTELLIQUEST INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

4.  FURNITURE AND EQUIPMENT
    Equipment   and  leasehold   improvements  consist  of   the  following  (in
thousands):

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1994       1995
                                                                                     ---------  ---------
Equipment..........................................................................  $   1,235  $   1,782
Purchased software.................................................................        157        270
Furniture and fixtures.............................................................        356        508
Leasehold improvements.............................................................         46         96
                                                                                     ---------  ---------
                                                                                         1,794      2,656
Less -- Accumulated depreciation and amortization..................................       (763)    (1,119)
                                                                                     ---------  ---------
                                                                                     $   1,031  $   1,537
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Included in the December 31, 1994 and 1995 balances of equipment are $227,000 and $236,000, respectively, in assets acquired under lease. Accumulated amortization for these assets was $69,000 and $101,000 at December 31, 1994 and 1995, respectively, and amortization expense was $33,000, $36,000 and $32,000, respectively, for the years ended December 31, 1993, 1994 and 1995.

5.  LINE OF CREDIT
    At December 31, 1995, the Company had a revolving line of credit available of $3,000,000 for which there were no amounts outstanding at December 31, 1995. The line matures on October 30, 1996 and is available for general corporate purposes. It bears interest at the bank's prime lending rate (8.5% at December 31, 1995) plus 1.0%. Borrowings under it are secured by accounts receivable, equipment and other assets of the Company including contract rights and other intangibles. The credit agreement contains certain restrictive covenants, including certain restrictions on the Company's ability to pay dividends on Common Stock.

6.  ACCRUED LIABILITIES
    Accrued liabilities consist of the following (in thousands):

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1994       1995
                                                                                        ---------  ---------
Accrued payroll and benefits..........................................................  $     177  $     482
Taxes payable and other accrued expenses..............................................         66        571
Accrued sales taxes...................................................................     --            210
                                                                                        ---------  ---------
                                                                                        $     243  $   1,263
                                                                                        ---------  ---------
                                                                                        ---------  ---------

7.  COMMITMENTS
    The Company leases office space, equipment and software under certain noncancellable operating and capital lease agreements. These leases have expiration dates ranging from 1997 through 2000. Rent expense under operating leases totaled $244,000, $337,000 and $473,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                      INTELLIQUEST INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

7.  COMMITMENTS (CONTINUED)
    Future minimum lease payments under all leases as of December 31, 1995 are as follows (in thousands):

                                                          CAPITAL   OPERATING
                                                          LEASES     LEASES
                                                          -------   ---------
    1996................................................   $ 72      $  638
    1997................................................     61         640
    1998................................................      5         195
    1999................................................   --           115
    2000................................................   --            34
                                                          -------   ---------
      Total minimum lease payments......................    138      $1,622
                                                                    ---------
                                                                    ---------
    Less: executory costs...............................     18
         amount representing interest...................     12
                                                          -------
    Present value of net minimum lease payments.........    108
    Less -- current portion.............................     50
                                                          -------
    Long-term portion...................................   $ 58
                                                          -------
                                                          -------

8.  INCOME TAXES
    The income tax provision (benefit) is as follows (in thousands):

                                                  FOR THE PERIOD    FOR THE
                                                   FROM MAY 28,    YEAR ENDED
                                                       1993         DECEMBER
                                                     THROUGH          31,
                                                   DECEMBER 31,    ----------
                                                       1993        1994  1995
                                                  --------------   ----  ----
    Cumulative impact of change in tax status...      $ 148        $--   $--
    Current provision (benefit).................       (127)        --    577
    Deferred provision (benefit)................        (22)          2    16
                                                     ------        ----  ----
      Total provision (benefit) for income
       tax......................................      $  (1)       $  2  $593
                                                     ------        ----  ----
                                                     ------        ----  ----

    The Company's Subchapter S tax status for income tax purposes terminated in 1993 upon the acquisition of Old IntelliQuest by IntelliQuest. A deferred tax liability of $148,000 representing the cumulative tax effect of net temporary differences between the financial reporting bases and the income tax bases of the Company's assets and liabilities existing at that date was recorded in the Company's financial statements.

                      INTELLIQUEST INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

8.  INCOME TAXES (CONTINUED)
    The difference between the income tax provisions in the consolidated financial statements and the tax at the statutory federal rate are as follows (in thousands):

                                                  FOR THE PERIOD     FOR THE
                                                   FROM MAY 28,    YEAR ENDED
                                                       1993         DECEMBER
                                                     THROUGH           31,
                                                   DECEMBER 31,    -----------
                                                       1993        1994   1995
                                                  --------------   ----   ----
    Income tax (benefit) at statutory rate
     (based upon loss before income taxes for
     all of 1993)...............................      $(313)       $(98)  $394
    S Corporation losses for which no benefit is
     realized for portion of 1993 prior to May
     28, 1993...................................         27         --     --
    IntelliQuest Communications net loss for
     which no benefit is recognized.............        152          90    118
    Cumulative impact of change in tax status...        148         --     --
    State taxes, net of federal benefit.........        (14)         (1)    68
    Other, net..................................         (1)         11     13
                                                     ------        ----   ----
    Total provision (benefit)...................      $  (1)       $  2   $593
                                                     ------        ----   ----
                                                     ------        ----   ----

    The principal components of the Company's deferred taxes are as follows:

                                                                                              DECEMBER 31,
                                                                                          --------------------
                                                                                            1994       1995
                                                                                          ---------  ---------
Deferred tax liabilities:
  Cash to accrual adjustments...........................................................  $     307  $     106
  Depreciation and other................................................................         49        113
                                                                                          ---------  ---------
    Gross deferred tax liability........................................................        356        219
                                                                                          ---------  ---------
Deferred tax assets:
  Product development costs.............................................................        153        141
  Allowance for doubtful accounts.......................................................         13        117
  Accrued vacation pay and other........................................................         29         26
  Net operating loss carryforward.......................................................        446        318
                                                                                          ---------  ---------
    Gross deferred tax assets...........................................................        641        602
  Less valuation allowance..............................................................        281        395
                                                                                          ---------  ---------
    Net deferred tax asset (liability)..................................................  $       4  $     (12)
                                                                                          ---------  ---------
                                                                                          ---------  ---------

    The valuation allowance relates to the deferred tax assets which carryover from IntelliQuest Communications, a wholly-owned subsidiary of the Company. These assets include net operating loss carryforwards, and research and experimentation credit carryforwards. These carryforwards may only be used to offset tax liabilities generated by IntelliQuest Communications. Because of the uncertainties with respect to IntelliQuest Communications' ability to generate sufficient future taxable income to realize these assets, the Company has provided a valuation allowance against all of IntelliQuest Communications' net deferred tax assets.

    As of December 31, 1995, IntelliQuest Communications has net operating loss and research and experimentation credit carryforwards for Federal income tax purposes of approximately $934,000 and $34,000, respectively. These carryforwards expire beginning 2008 through 2010.

                      INTELLIQUEST INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

9.  REDEEMABLE CONVERTIBLE PREFERRED STOCK
    In May 1993, the Company authorized 1,853,046 shares of redeemable convertible preferred stock, of which 1,055,718 shares were designated as Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") and 797,328 shares were designated as Series B Redeemable Convertible Preferred Stock (the "Series B Preferred Stock"). Both Series A Preferred Stock and Series B Preferred Stock (the "Preferred Stock") have par value of $1.00 and were recorded net of total issuance costs of $100,000.

    The holders of Preferred Stock converted their shares of Preferred Stock into the Company's Series A Common Stock at a conversion ratio of one share of Preferred Stock for one share of Common Stock in connection with the Company's initial public offering in March 1996.

    The Preferred Stock was mandatorily redeemable at the option of the holders in three equal annual lots of shares beginning May 28, 1999. The redemption price was $1.36 per share ("Stated Value") for Series A Preferred Stock and $2.96 per share ("Stated Value") for Series B Preferred Stock, plus an annual premium of 7% of the Stated Value of the stock for both Series A and Series B Preferred Stock.

    The carrying value of the Preferred Stock is as follows (in thousands):

                                   SERIES A PREFERRED      SERIES B PREFERRED
                                 STOCK $1.00 PAR VALUE   STOCK $1.00 PAR VALUE           TOTAL
                                 ----------------------  ----------------------  ----------------------
                                   SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
                                 -----------  ---------  -----------  ---------  -----------  ---------
Issuance of stock..............        1,056  $   1,440          797  $   2,360        1,853  $   3,800
Stock issuance costs...........                     (38)                    (62)                   (100)
Accretion of premium...........                      62                     100                     162
                                 -----------  ---------  -----------  ---------  -----------  ---------
Balance at December 31, 1993...        1,056      1,464          797      2,398        1,853      3,862
Accretion of premium...........                     106                     173                     279
                                 -----------  ---------  -----------  ---------  -----------  ---------
Balance at December 31, 1994...        1,056      1,570          797      2,571        1,853      4,141
Accretion of premium...........                     106                     173                     279
                                 -----------  ---------  -----------  ---------  -----------  ---------
Balance at December 31, 1995...        1,056  $   1,676          797  $   2,744        1,853  $   4,420
                                 -----------  ---------  -----------  ---------  -----------  ---------
                                 -----------  ---------  -----------  ---------  -----------  ---------

    WARRANTS

    The holders of the Preferred Stock were also issued warrants to acquire 264,480 shares of Common Stock for $2.03 per share at any time prior to May 28, 1997. These warrants were exercised for 264,480 shares of Common Stock upon the closing of the Company's initial public offering.

10. STOCK OPTIONS

    1993 STOCK PLAN

    A total of 344,256 shares of the Company's Series B Common Stock has been authorized for issuance. Under the Plan, incentive stock options or non-qualified stock options may be granted with exercise prices equaling the fair market value of the stock at the time of grant, as determined by the Company's Board of Directors unless the optionee owns greater than 10% of the voting power of all classes of stock, in which case the option price will be 110% of the fair value at the date of grant, as determined by the Board of Directors. Options granted under the plan generally have a term of ten years from the date of grant and generally vest over a five-year period. If an option expires or becomes unexercisable for any reason, options related to the unissued shares become available for grant.

                      INTELLIQUEST INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

10. STOCK OPTIONS (CONTINUED)
    The following table summarizes stock option activity during 1993, 1994 and 1995 (in thousands):

                                                                                 OPTIONS OUTSTANDING
                                                                     SHARES    -----------------------
                                                                   AVAILABLE               PRICE PER
                                                                   FOR GRANT    SHARES       SHARE
                                                                   ----------  ---------  ------------
Options authorized...............................................         344
Options granted..................................................         (60)        60      $.14
Options canceled.................................................      --         --
                                                                   ----------  ---------
Balance at December 31, 1993.....................................         284         60      $.14
Options granted..................................................        (111)       111   $.14-$9.26
Options canceled.................................................          31        (31)     $.14
                                                                   ----------  ---------
Balance at December 31, 1994.....................................         204        140   $.14-$9.26
Options granted..................................................         (90)        90   $.40-$9.26
Options canceled.................................................          15        (15)  $.14-$9.26
                                                                   ----------  ---------
Balance at December 31, 1995.....................................         129        215   $.14-$9.26
                                                                   ----------  ---------
                                                                   ----------  ---------

    Options canceled represent the unexercised options of former employees, returned to the option pool in accordance with the terms of the stock option plan, upon their departure from the Company. In connection with options issued during 1995, the Company is recognizing compensation expense totaling $68,000 over the vesting period.

    OTHER STOCK OPTION GRANTS

    IntelliQuest Communications had previously issued stock options and warrants to non-employees. IntelliQuest Communications' options and warrants outstanding as of December 31, 1995 were converted into options to purchase 16,408 shares of IntelliQuest common stock upon the acquisition of IntelliQuest Communications.

    REPURCHASE OF OPTIONS

    During 1992, prior to formation of IntelliQuest, Old IntelliQuest issued stock options to an officer to purchase 43,235 shares of Common Stock at a purchase price based upon the fair value of the Company as of the date of grant as adjusted for certain dividends paid between the date of grant and the exercise date. These options were accounted for as variable options. The options were repurchased by IntelliQuest in conjunction with the formation of the Company for their estimated fair value of $250,000 and canceled. Compensation expense was recognized in 1993 for the difference ($200,000) between the compensation recorded in 1992 ($50,000) and the purchase price of the options.

11. EMPLOYEES' SAVINGS PLAN
    The Company's 401(k) Savings and Retirement Plan is a defined contribution retirement plan with a cash or deferred arrangement as described in Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. All employees of the Company are eligible to participate in the 401(k) Plan after approximately one year of employment. The 401(k) Plan provides that each participant make elective contributions from 1% to 15% of his or her compensation, subject to statutory limits. Under the terms of the 401(k) Plan, allocation of the matching contribution is integrated with Social Security, in accordance with applicable nondiscrimination rules under the Code. The Company made matching contributions in the amount of $11,000 in 1993, $5,000 in 1994 and $30,000 in 1995.

12. SIGNIFICANT CLIENTS AND CREDIT RISKS
    The Company has relied on a limited number of key customers for the majority of its revenues. In addition, there has been significant consolidation of companies in the technology industries served by

                      INTELLIQUEST INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

12. SIGNIFICANT CLIENTS AND CREDIT RISKS (CONTINUED) the Company, a trend which the Company believes will continue. The loss of one or more of the Company's large customers or a significant reduction of business from such customers, regardless of the reason, would have a material adverse effect on the Company.

    Revenues from certain significant clients are, as follows:


                                                            1993   1994   1995
                                                            ----   ----   ----
    Client 1..............................................    4%    11%    15%
    Client 2..............................................    8%     8%    11%
    Client 3..............................................   13%     4%     5%
    Client 4..............................................   12%    12%     5%


    Additionally, at December 31, 1994 and 1995, certain clients had accounts receivable and unbilled revenue balances with the Company which represented the following amounts of total net accounts receivable and unbilled revenues:


                                                            1994   1995
                                                            ----   ----
    Client 1..............................................    9%    23%
    Client 2..............................................    7%    20%
    Client 5..............................................   14%     5%


    The Company sells its products to various companies in technology and publication industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. Neither the reserves established nor the losses incurred have been material. Additionally, the Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other hedging agreements.

13. GEOGRAPHIC DATA
    Revenue includes export sales to unaffiliated non-U.S. customers and to unaffiliated U.S. customers commissioning information-gathering services abroad, generally on behalf of their foreign subsidiaries. The Company defines "Europe Sales" as revenues attributable to information gathering services provided in Western Europe and "Other International Sales" as revenues attributable to all other areas located outside of the United States.

    Summarized revenue information by geographic location is as follows (in thousands):

                                                                     1993       1994       1995
                                                                   ---------  ---------  ---------
Europe...........................................................  $     552  $   2,558  $   3,817
Other International..............................................         75        210      1,060
                                                                   ---------  ---------  ---------
                                                                   $     627  $   2,768  $   4,877
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                                   *    *    *

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Additional Information....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Price Range of Common Stock...............................................   13
Capitalization............................................................   14
Selected Consolidated Financial Data......................................   15
Management's Discussion and Analysis of
 Financial Condition and Results of Operations............................   16
Business..................................................................   26
Management................................................................   37
Certain Transactions......................................................   43
Principal and Selling Stockholders........................................   44
Description of Capital Stock..............................................   45
Shares Eligible for Future Sale...........................................   48
Underwriting..............................................................   49
Legal Matters.............................................................   50
Experts...................................................................   50
Index to Consolidated Financial Statements................................  F-1


                                2,881,000 SHARES

                              [INTELLIQUEST LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                                          , 1996
                             ---------------------

                            WILLIAM BLAIR & COMPANY

                         ROBERTSON, STEPHENS & COMPANY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee.

                                                                                     AMOUNT
                                                                                      TO BE
                                                                                      PAID
                                                                                   -----------
Registration Fee.................................................................  $    31,561
NASD Filing Fee..................................................................       10,000
Nasdaq National Market Listing Fee...............................................       17,500
Printing and Engraving...........................................................       75,000
Legal Fees and Expenses..........................................................       60,000
Accounting Fees and Expenses.....................................................       40,000
Blue Sky Fees and Expenses.......................................................        7,500
Transfer Agent Fees..............................................................        3,000
Miscellaneous....................................................................        5,439
                                                                                   -----------
      Total......................................................................  $   250,000
                                                                                   -----------
                                                                                   -----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that limits the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that:
(i) the Registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim) for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit;
(iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects such directors, executive officers and employees.

    The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant's

Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) on account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (vii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Registrant or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

    The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act").

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                     EXHIBIT
    DOCUMENT                                                         NUMBER
    ---------------------------------------------------------------  -------
    Form of Underwriting Agreement.................................   1.1***
    Agreement and Plan of Reorganization, dated May 30, 1996, by and among IntelliQuest Information Group, Inc., a Delaware corporation, Pipeline Communications, Inc., a Georgia
     corporation and IntelliQuest Delaware, Inc., a Delaware
     corporation...................................................   2.1**
    Amended and Restated Certificate of Incorporation..............   3.1*
    Amended and Restated Bylaws....................................   3.2*
    Form of Indemnification Agreement entered into by the
     Registrant with each of its directors and executive
     officers......................................................  10.1*

------------------------
  * Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-00844), as amended, declared effective March 21, 1996.

 ** Incorporated by reference to the Registrant's Current Report on Form 8-K, dated May 31, 1996.

*** Previously filed.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since September 1, 1993, the Registrant has sold and issued the following securities (as adjusted to reflect the Registrant's 1-for-1.364 reverse stock split effected in March 1996):

    1. The Registrant has issued options to purchase 422,750 shares of its Common Stock to certain of its employees at a weighted-average exercise price of $6.88 per share. Of such option shares, approximately 18,571 shares are fully exercisable as of August 31, 1996.

    2. On May 31, 1996, the Registrant issued an aggregate of 562,500 shares of Common Stock in exchange for all outstanding shares of common stock, and options and warrants to acquire common stock, of Pipeline Communications, Inc. ("Pipeline"), a Georgia corporation.

    The issuances described in item 1 were deemed exempt from registration under the 1933 Act in reliance upon Rule 701 promulgated under the 1933 Act. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

    The issuance described in item 2 was deemed exempt from registration under the 1933 Act in reliance upon Regulation D promulgated thereunder. All recipients had adequate access, through a shareholder information statement distributed to all shareholders of Pipeline prior to the meeting of shareholders at which the transaction was approved, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


     1.1***  Form of Underwriting Agreement (draft dated September 23,
              1996).
     2.1**   Agreement and Plan of Reorganization, dated May 30, 1996, by and among IntelliQuest Information Group, Inc., a Delaware corporation, Pipeline Communications, Inc., a Georgia
              corporation, and IntelliQuest Delaware, Inc., a Delaware
              corporation.
     3.1*    Amended and Restated Certificate of Incorporation of the
              Registrant.
     3.2*    Amended and Restated Bylaws of the Registrant.
     4.1*    Form of Registrant's Common Stock Certificate.
     5.1     Opinion of Wilson Sonsini Goodrich & Rosati regarding legality of the securities being issued.
    10.1*    Form of Indemnification Agreement entered into by the
              Registrant with each of its directors and executive officers.
    10.2*    Amended 1993 IQI Corp. Stock Option Plan and related
              agreements.
    10.3     1996 Stock Plan and related agreements.
    10.4*    1996 Employee Stock Purchase Plan and related agreements.
    10.5     1996 Director Option Plan and related agreement.
    10.6*    Stock Purchase Agreement among the Registrant and certain
              securityholders of the Company, dated as of May 28, 1993.
    10.7*    Loan and Security Agreement, between the Company and Silicon
              Valley Bank, dated September 24, 1993, as amended and with exhibits.
    10.8*    Lease Agreement between the Company and JMB Group Trust III, dated September 15, 1992, as amended.
    10.9***  Registration Rights Agreement, dated May 31, 1996, by and among the Company and the former shareholders of Pipeline
              Communications, Inc.
    11.1***  Statement of computation of earnings per share.
    21.1***  Subsidiaries of the Registrant.
    23.1     Consent of Wilson Sonsini Goodrich & Rosati (included in
              Exhibit 5.1).
    23.2     Consent of Price Waterhouse LLP, independent accountants.

    24.1***  Power of Attorney (see page II-5).
    27.1***  Financial Data Schedule.

------------------------
   * Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-00844), as amended, declared effective March 21, 1996.

  ** Incorporated by reference to the Registrant's Current Report on Form 8-K, dated May 31, 1996.

 *** Previously filed.


    (b) Financial Statement Schedules


    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The  undersigned hereby  undertakes to  provide to  the Underwriters  at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 15th day of October, 1996.


                                          INTELLIQUEST INFORMATION GROUP, INC.

                                          By:        /s/  JAMES SCHELLHASE
                                             -----------------------------------
                                                      James Schellhase,
                                                 CHIEF OPERATING OFFICER AND
                                                 CHIEF FINANCIAL OFFICER AND
                                                         DIRECTOR

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                 SIGNATURE                               TITLE                     DATE
-------------------------------------------  ------------------------------  -----------------

                     *                       Chairman of the Board and
 ----------------------------------------     Chief Executive Officer        October 15, 1996
               Peter Zandan                   (Principal Executive Officer)

                                             Chief Operating Officer and
           /s/ JAMES SCHELLHASE               Chief Financial Officer and
 ----------------------------------------     Director (Principal Financial  October 15, 1996
             James Schellhase                 and Accounting Officer)

                     *
 ----------------------------------------    President and Director          October 15, 1996
              Brian Sharples

                     *
 ----------------------------------------    Director                        October 15, 1996
                Lee Walker

                     *
 ----------------------------------------    Director                        October 15, 1996
               William Wood

         *By: /s/ JAMES SCHELLHASE
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT                                       EXHIBIT DESCRIPTION
------------  ---------------------------------------------------------------------------------------
   1.1***     Form of Underwriting Agreement (draft dated September 23, 1996).
   2.1**      Agreement and Plan of Reorganization, dated May 30, 1996, by and among IntelliQuest
               Information Group, Inc., a Delaware corporation, Pipeline Communications, Inc., a
               Georgia corporation, and IntelliQuest Delaware, Inc., a Delaware corporation.
   3.1*       Amended and Restated Certificate of Incorporation of the Registrant.
   3.2*       Amended and Restated Bylaws of the Registrant.
   4.1*       Form of Registrant's Common Stock Certificate.
   5.1        Opinion of Wilson Sonsini Goodrich & Rosati regarding legality of the securities being issued.
  10.1*       Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
  10.2*       Amended 1993 IQI Corp. Stock Option Plan and related agreements.
  10.3        1996 Stock Plan and related agreements.
  10.4*       1996 Employee Stock Purchase Plan and related agreements.
  10.5        1996 Director Option Plan and related agreement.
  10.6*       Stock Purchase Agreement among the Registrant and certain securityholders of the
               Company, dated as of May 28, 1993.
  10.7*       Loan and Security Agreement, between the Company and Silicon Valley Bank, dated
               September 24, 1993, as amended and with exhibits.
  10.8*       Lease Agreement between the Company and JMB Group Trust III, dated September 15, 1992, as amended.
  10.9***     Registration Rights Agreement, dated May 31, 1996, by and among the Company and the former shareholders of Pipeline Communications, Inc.
  11.1***     Statement of computation of earnings per share.
  21.1***     Subsidiaries of the Registrant.
  23.1        Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
  23.2        Consent of Price Waterhouse LLP, independent accountants.
  24.1***     Power of Attorney (See page II-5).
  27.1***     Financial Data Schedule.


------------------------
   * Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-00844), as amended, declared effective March 21, 1996.

  ** Incorporated by reference to the Registrant's Current Report on Form 8-K, dated May 31, 1996.


 *** Previously filed.